SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒ Filed by a party other than the Registrant ☐ Check the appropriate box:
☐ ☒ ☐ ☐	Preliminary proxy statement Definitive proxy statement Definitive additional materials Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a–6(e)(2))

Glenborough Realty Trust Incorporated
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction.

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:

          Wednesday, May 7, 2003

          10:00 a.m. (Pacific Daylight Time)

Place:

          Hotel Sofitel

          223 Twin Dolphin Drive
          Redwood City, California

Purpose:

•	To elect two Class II Directors for terms ending in 2006.

•	To conduct other business properly raised before the Annual Meeting and any postponement or adjournment of the Annual Meeting.

Record Date:

      You can vote if you are a stockholder of record at the close of business on February 28, 2003.

Robert Batinovich
Chairman and Chief Executive Officer

San Mateo, California

April 9, 2003

Your vote is important. Please complete, sign, date, and return your proxy promptly in the enclosed envelope.

PROXY STATEMENT
How to vote
How proxies work
How to revoke a proxy
Required Vote
Costs of Proxy Solicitation
Stockholder Proposals for Next Year
Shared Addresses
Securities Ownership of Certain Beneficial Owners
Securities Ownership of Directors and Executive Officers
Section 16(a) Beneficial Ownership Reporting Compliance
I. ELECTION OF DIRECTORS
Nominees for Director
Directors Continuing in Office
Board Meetings and Committees
Compensation of Directors
Compensation Committee Report on Executive Compensation
Report of Audit Committee
Performance Graph
Executive Officers
Summary Compensation Table
Option Grants
Option Exercises and Fiscal Year-end Values
Retirement Agreements
Relationships Among Directors or Executive Officers
Independent Auditors
II. OTHER MATTERS TO COME BEFORE THE MEETING
APPENDIX A TO PROXY STATEMENT

GLENBOROUGH
REALTY TRUST INCORPORATED

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

PROXY STATEMENT

Including

APPENDIX A
2002 FINANCIAL INFORMATION

      These proxy materials are being delivered to stockholders on or about April 9, 2003, in connection with our solicitation of your vote at our 2003 Annual Meeting of Stockholders. Please read the materials carefully because they contain important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

Who may vote?

•	Any person who is a stockholder of record at the close of business on February 28, 2003

•	Any representative of such a stockholder, if authorized in writing

      As of February 28, 2003, there were 27,788,998 shares of common stock outstanding and entitled to vote. For each share of Common Stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

      Even if you cannot attend the meeting, we urge you to vote.

How to vote

•	If you are a registered stockholder (i.e., you hold your shares directly and not through a bank or broker), you can vote in one of three ways:

•	By calling toll-free (in the United States), on a touch-tone phone, the 800 number on your proxy card, which is available 24 hours a day. Be sure to have your proxy card available to enter your control number.

•	By visiting the Internet site at www.proxyvote.com.

•	By marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

•	If you hold your shares in street name (i.e., in the name of a bank, broker or other holder of record), you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may offer telephone and Internet voting.

How proxies work

      Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you sign, date, and return the enclosed proxy card but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

How to revoke a proxy

      You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with our Corporate Secretary, or (c) voting in person at the meeting.

Required Vote

      In order to hold the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. If you hold shares in “street name”, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other non-routine items. The election of the two Class II Directors for terms ending in 2006 is considered a routine matter. A broker non-vote occurs for any non-routine item as to which you fail to provide voting instructions.

      The vote of a plurality of all of the votes cast is necessary for the election of a director. Abstentions and broker non-votes are not counted for this purpose.

Costs of Proxy Solicitation

      We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone, facsimile or e-mail. We will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

Stockholder Proposals for Next Year

      Our Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

      If you intend to bring a proposal before next year’s Annual Meeting of Stockholders, then:

•	if you want your proposal to be included in the Proxy Statement for next year’s Annual Meeting, then the deadline is December 11, 2003, for your proposal to be received by the Corporate Secretary at our principal office, 400 South El Camino Real, San Mateo, California 94402-1708.

•	if your proposal is not to be included in our Proxy Statement, then you must give written notice, which must be received by our Corporate Secretary at 400 South, El Camino Real, San Mateo, California 94402-1708, on or after February 7, 2004 and on or before March 8, 2004.

      For each matter you intend to bring before the meeting, your notice must include a brief description of the business you wish to be considered, any material interest you have in that business, and the reasons for conducting that business at the meeting. The notice must also include your name and address and the number of shares of our Common Stock that you own.

Shared Addresses

      If you share an address with another stockholder, it is possible that you will receive only one Proxy Statement at that address unless we have received contrary instructions. If you request orally or in writing, we will provide a separate copy of the proxy statement for each stockholder sharing that address; you may call Frank Austin at 650-343-9300, or write to Mr. Austin at our address shown above. If you are receiving multiple copies of the Proxy Statement at your address, you may similarly contact us to request that we deliver only one copy.

Securities Ownership of Certain Beneficial Owners

      The following table provides information about the only known beneficial owners of more than five percent of our outstanding common stock, based solely on our records and the most recent Schedule 13Gs we have received.

			Percentage of Shares
	Amount and		of Common Stock
	Nature of	Percentage of	Outstanding and
Name and Business	Beneficial	Shares	Operating Partnership
Address of Beneficial Owner	Ownership	Outstanding(1)	Units(2)

Franklin Resources, Inc. and affiliates(3)	4,696,122	15.2%	12.2%
T. Rowe Price Associates, Inc.(4)	2,702,500	9.7%	7.0%
Robert Batinovich(5)	2,479,765	8.5%	6.3%

(1)	In calculating the indicated percentage, the denominator includes the common shares that would be acquired by the person or entity upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person or entity, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) units of partnership interests, or Operating Partnership Units, in Glenborough Properties, L.P., a California Limited Partnership, or the Operating Partnership. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(2)	In calculating the indicated percentage, the denominator includes all common shares that would be acquired by all persons or entities upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the common shares that would be acquired by the person or entity upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the common shares that would be acquired by any other person upon the exercise of such stock options.

(3)	Franklin Resources, Inc., or FRI, One Franklin Parkway, San Mateo, CA 94403. The securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. We refer to the closed-end investment companies and managed accounts as the Advisory Subsidiaries. Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr., the Principal Shareholders, each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 3,038,537 shares of Common Stock that would result upon the conversion of 3,990,200 shares of Convertible Preferred Stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 4,548,863 shares. Franklin Private Client Group, Inc. has sole power to dispose or direct the disposition of 121,085 shares. Fiduciary Trust Company International has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition, of 26,174 shares.

(4)	T. Rowe Price Associates, Inc., or Price Associates, 100 E. Pratt Street, Baltimore, Maryland 21202. These securities are owned by various individual and institutional investors, for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)	See footnotes (5), (6) and (7) for table below.

Securities Ownership of Directors and Executive Officers

      The following table states the number of shares of our Common Stock beneficially owned, as of February 28, 2003, by each current Director, each executive officer named in the “Summary Compensation Table” and by all Directors and executive officers as a group.

			Percentage of Shares
	Amount and		of Common Stock
	Nature of	Percentage of	Outstanding and
Name and Business	Beneficial	Shares	Operating Partnership
Address of Beneficial Owner(4)	Ownership(1)(6)	Outstanding(2)	Units(3)

Robert Batinovich(5)(7)	2,479,765	8.5%	6.3%
Andrew Batinovich(7)	905,063	3.2%	2.3%
Michael A. Steele	50,000	*	*
Stephen R. Saul	55,206	*	*
Sandra L. Boyle(7)	135,439	*	*
Patrick Foley	42,272	*	*
Richard A. Magnuson	27,499	*	*
Laura Wallace	31,999	*	*
Richard C. Blum	18,499	*	*
All directors and executive officers as a group (10 persons)(7)	3,806,958	12.8%	9.5%

*	less than 1.0%

(1)	Some of our officers hold or control partnership interests in Glenborough Partners, a California limited partnership, or Partners, which owns shares of our Common and Preferred Stock. Partners also holds an interest in the Operating Partnership, in which we hold an interest both as general partner and as limited partner. These officers, through their interest in Partners, share indirectly, with us, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, Partners holds certain redemption rights under which its interests in the Operating Partnership could at some point be redeemed in exchange for shares of our Common Stock. The figures shown include the respective officer’s indirect beneficial interest in all of such shares.

(2)	In calculating the indicated percentage, the denominator includes the shares of Common Shares that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) Operating Partnership Units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(3)	In calculating the indicated percentage, the denominator includes all shares of Common Shares that would be acquired by all persons upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the shares of Common Stock that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the shares of Common Stock that would be acquired by any other person upon the exercise of such stock options.

(4)	The business address of such person is 400 South El Camino Real, Suite 1100, San Mateo, California 94402-1708.

(5)	Excludes (i) all of our securities held directly or indirectly by Robert Batinovich’s adult children; (ii) 111,857 shares of our Common Stock held by S.S. Rainbow, a California limited partnership (“S.S. Rainbow”) in which Robert Batinovich’s adult son, Andrew Batinovich, is general partner, and his adult daughter is a limited partner; (iii) 77,524 shares of our Common Stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such shares; (iv) 348,152 shares of our Common Stock that may be acquired by Glenborough Partners upon redemption of Operating Partnership Units owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such Common Stock; and (v) 13,571 shares of our Common Stock that may be acquired by Glenborough Partners upon conversion of shares of our Series A Convertible Preferred Stock owned by Glenborough Partners, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of Glenborough Partners would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such Common Stock. Robert Batinovich disclaims beneficial ownership of all shares held by his children as described herein.

(6)	Includes shares of our Common Stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

Name	Number of Shares

Robert Batinovich	925,000
Andrew Batinovich	555,000
Michael A. Steele	—
Stephen Saul	33,333
Sandra L. Boyle	84,368
Patrick Foley	17,999
Richard C. Blum	10,999
Richard Magnuson	17,999
Laura Wallace	15,999
All directors and executive officers as a group	1,667,363

(7)	In addition to the stock options listed in Note 6, the other components of the amount shown as beneficial ownership are set forth in the table below.

				All Directors
				and Executive
	Robert	Andrew	Sandra L.	Officers as a
	Batinovich	Batinovich	Boyle	Group

The number of shares of our Common Stock owned directly by the officer	1,185,435	231,229	50,653	1,649,597
The number of shares of our Common Stock that may be issued upon:
• redemption of the officer’s interest in the Operating Partnership	69,166	—	—	69,166
• redemption of Partners’ interest in the Operating Partnership, which represents the officer’s portion of all shares of our Common Stock that may be issued to Partners upon such redemption	237,914	5,530	331	244,233
The number of shares of our Common Stock that represents the officer’s portion of all shares of our Common Stock that are owned by Partners	52,976	1,231	74	54,384
The number of shares of our Common Stock beneficially held by Andrew Batinovich through a family partnership, in which he is sole general partner and his sister is a limited partner	—	56,488	—	56,488
The number of shares of our Common Stock beneficially held by Andrew Batinovich’s sister through a family partnership, in which he is sole general partner and his sister is a limited partner	—	55,369	—	55,369

				All Directors
				and Executive
	Robert	Andrew	Sandra L.	Officers as a
	Batinovich	Batinovich	Boyle	Group

The number of shares of our Common Stock that represents the officer’s portion of all shares of our Common Stock that would be acquired by Partners upon conversion of the shares of our Series A Convertible Preferred Stock that are owned by Partners	9,274	216	13	9,520
The number of shares of our Common Stock that would be acquired by the officer upon conversion of shares of our Series A Convertible Preferred Stock that are owned by the officer	—	—	—	838

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities and Exchange Commission, or SEC, and the New York Stock Exchange reports of ownership and changes in ownership of our Common Stock and other equity securities. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

      To our knowledge, based solely on review of the copies of such reports furnished to us and written representations by our directors and executive officers that no other reports were required, during 2002 all Section 16(a) filing requirements applicable to our directors and executive officers were complied with.

I.     ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

      Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Directors of Class II expire with this meeting. Each of the two nominees for Class II, if elected, will serve three years until the 2006 Annual Meeting and until a successor has been elected and qualified. The Directors in Class I will continue in office until the 2005 meeting and the Directors in Class III will continue in office until the 2004 meeting.

      The persons named in the accompanying proxy will vote your shares for the election of the individuals named below as nominees for director, unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. Assuming the presence of a quorum, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each director nominee. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Nominees for Director

      The following information is given with respect to the nominees for election

Class II — Nominees to serve three years until 2006 Annual Meeting

      Robert Batinovich has served as our Chairman and Chief Executive Officer since we began operations on December 31, 1995. Mr. Batinovich also served as our President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and has been engaged in real estate investment and management, and corporate finance, since 1970. He served as President, Chief Executive Officer and Chairman of Glenborough Corporation from its formation in 1978 until its consolidation and merger with us on December 31, 1995. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. Mr. Batinovich’s business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He is active in a number of local and regional charitable organizations, and has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

      Patrick Foley has served as our director since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc., and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation for 26 years in a variety of capacities, including management positions in four cities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman, also serving as Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Continental Airlines, Inc., Foundation Health Systems, Inc., Flextronics International Ltd., NUvine Logistics, Inc. and Vcustomer; he is also Non-Executive Chairman of Procurepoint Travel Solutions.

Directors Continuing in Office

      The following information is given with respect to the Directors who are not nominees for election at the Annual Meeting.

Class I — Serving until 2005 Meeting

      Richard C. Blum was elected a director in January 1998. Mr. Blum is Chairman of Blum Capital Partners, L.P., a long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services. Mr. Blum also serves as a director of URS Corporation, CBRE Holdings, Inc., Northwest Airlines Corporation, Playtex Products, Inc., Korea First Bank and the CDP-Concord Egyptian Direct Investment Fund Limited. He is also co-Chairman of Newbridge Capital, an investment management firm that invests in Asia and Latin America.

      Richard A. Magnuson has served as our director since January 11, 1996. He is an Executive Managing Director at CB Richard Ellis Investors where he is responsible for the management of their institutional private equity fund business. Before joining CB Richard Ellis Investors in 1999, Mr. Magnuson was employed by Nomura Securities International Inc., where he served as a Deputy Managing Director of their private equity group in London, England.

Class III — Serving until 2004 Meeting

      Andrew Batinovich has served as our director, President and Chief Operating Officer since September 1997. Previously he was director, Executive Vice President, Chief Operating Officer and Chief Financial Officer, positions he held since we became a public company on December 31, 1995. Prior to that date he served as a director of Glenborough Corporation (which merged into us), was employed by Glenborough Corporation beginning in 1983, and functioned as its Chief Operating Officer and Chief Financial Officer beginning in 1987. Mr. Batinovich is a Member of the National Advisory Council of Building Owners and Managers Association (“BOMA”) International. Prior to joining us, Mr. Batinovich was a lending officer with the International Banking Group and the Corporate Real Estate Division of Security Pacific National Bank.

      Laura Wallace has served as our director since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 89,000 active members, 40,000 inactive members, and 24,000 benefit recipients, with an investment portfolio of $13.1 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past chairman; served as executive board member of the National Conference of Public Employee Retirement Systems (1996-2002); has served on the Editorial Board of the Institutional

Real Estate Letter; serves as guest lecturer at the University of Nevada and the Hugh O’Brian Youth Foundation.

Board Meetings and Committees

      During 2002, the Board held five meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. All directors attended at least 75% of the meetings of the Board and Board committees on which they served during 2002, except that Mr. Blum attended three of the five Board meetings, and one of two Compensation Committee meetings.

      The Audit Committee. The Audit Committee, which consists of Laura Wallace, Richard A. Magnuson and Patrick Foley, all of whom are independent in accordance with applicable rules of the New York Stock Exchange, met three times in 2002. In addition, Laura Wallace, the Chairman of the Committee, held a number of informal meetings and discussions with representatives of the independent auditors from time to time during the year. The Audit Committee, which has a written charter, (i) reviews with our independent accountants the annual reports received from such auditors; (ii) reviews with the independent auditors the scope of the succeeding annual audit; (iii) nominates the independent auditors to be selected each year by the Board; (iv) reviews consulting services, if any, rendered by our independent auditors and evaluates the possible effect on the auditors’ independence of performing such services; (v) ascertains the existence of adequate internal accounting and control systems; and (vi) reviews with management and our independent auditors current and emerging accounting and financial reporting requirements and practices affecting us.

      The Compensation Committee. The Compensation Committee, which consists of Patrick Foley, Laura Wallace and Richard C. Blum, met twice in 2002. The Compensation Committee (i) reviews our compensation philosophy and programs and determines compensation for our executive officers; (ii) administers our 1996 Stock Incentive Plan; (iii) takes all independent action required under the federal securities laws and the Internal Revenue Code on all matters pertaining to compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

      Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent non-employee director, served on the Compensation Committee during 2002. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

      The Nominating Committee. The Nominating Committee, which consists of Richard Magnuson, Laura Wallace and Patrick Foley, met twice during 2002. Each member of the Committee is an independent non-employee director. The Nominating Committee considers and makes recommendations to the Board with respect to the nomination of our directors.

Compensation of Directors

      Annual retainer. Independent, non-employee directors are each paid $5,000 per board meeting attended, plus $500 for each committee meeting attended, except that the chairman of each committee receives $1,000 for each meeting attended. We also reimburse these directors for travel expenses incurred in connection with their activities on our behalf.

      Restricted Stock Grants. On December 23, 2002, Messrs. Blum, Foley and Magnuson were each granted 2,500 shares of our restricted Common Stock, and Ms. Wallace was granted 7,500 shares of restricted Common Stock. For each of these grants, twenty percent of the shares granted vest on each of the first through fifth anniversaries of the grant date.

      Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following committee reports and performance graph shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

Compensation Committee Report on Executive Compensation

      The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

Executive Compensation Philosophy

      The Compensation Committee believes that the primary goal of the executive compensation program of Glenborough Realty Trust Incorporated should be related to creating stockholder value. In this report, we refer to Glenborough Realty Trust Incorporated as Glenborough. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough’s long-term success, by rewarding the achievement of Glenborough’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan and by recognizing individual contributions to Glenborough’s performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough. The compensation of Glenborough’s named executive officers in 2002 consisted of base salaries, bonuses, stock options and certain benefits.

      The Compensation Committee reviews the available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive’s performance to arrive at a decision regarding compensation programs. The Compensation Committee has retained the services of an independent compensation consultant (the Compensation Consultant) to assist the Compensation Committee in its evaluation of the key elements of Glenborough’s compensation program. The Compensation Consultant provides advice to the Compensation Committee with respect to competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

2002 Executive Compensation

      For services performed in 2002, executive compensation consisted of base salary, bonuses, grants of stock options under the Stock Incentive Plan, and certain benefits.

      Base Salary and Bonuses. Base salaries and bonuses for Glenborough’s executive officers (other than the Chief Executive Officer and the President and Chief Operating Officer) are determined primarily on the basis of the executive officer’s responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of Common Stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

      Employment Agreements. Glenborough has entered into employment agreements with Robert Batinovich, Glenborough’s Chief Executive Officer; Andrew Batinovich, President and Chief Operating Officer; and Michael A. Steele, Executive Vice President, Portfolio Management. Pursuant to the terms of those employment agreements, aggregate annual base salaries are as follows: Robert Batinovich receives $480,000, which has remained unchanged since 1998; Andrew Batinovich receives $350,000, unchanged from 2001, after having received $325,000 in 1999 and 2000 and $300,000 in 1998; Mr. Steele, who was hired by Glenborough in 2002, receives $250,000. Each is entitled to receive stock options and grants of restricted stock, and is eligible to participate in Glenborough’s employee benefit plans and executive compensation programs, all as determined by the Compensation Committee. Also, under their respective employment agreements, each of Robert Batinovich, Andrew Batinovich and Mr. Steele is entitled to annual contingent bonuses based on the attainment of certain criteria tied to Glenborough’s performance. Each of the agreements for Robert Batinovich and Andrew Batinovich contained an original termination date of December 31, 2002, subject to extension in one-year increments. In July of 2000, the termination date was extended to July 13, 2006, the

70th birthday of Robert Batinovich. Mr. Steele’s agreement is terminable by Glenborough at will. The employment agreements for Robert Batinovich and Andrew Batinovich also provide for certain payments of base salary, compensation and benefits upon termination without cause and upon a change of control of Glenborough. The employment agreement for Mr. Steele provides for certain payments of base salary, compensation and benefits upon termination related to a change of control of Glenborough.

      Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of Common Stock of Glenborough, (ii) options or stock appreciation rights, or SARs or similar rights, or (iii) any other security with the value derived from the value of the Common Stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer’s or key employee’s position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough’s financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough’s stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

Deductibility of Compensation

      Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to certain executive officers, unless certain performance, disclosure, and stockholder approval requirements are met. Option grants under Glenborough’s Stock Incentive Plan are intended to qualify as “performance-based” compensation not subject to the Section 162(m) deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

Chief Executive Officer Compensation

      Salary, Insurance and Bonus. The compensation of Robert Batinovich, Glenborough’s Chief Executive Officer, for fiscal 2002 was determined pursuant to the terms of his employment agreement as described above. In 2002, Mr. Batinovich received an annual base salary of $480,000, an aggregate of approximately $29,586 in health insurance and other benefits, but no bonus.

      Long-Term Incentive Awards. Consistent with the Compensation Committee’s policy with respect to long-term incentive compensation awards described above, Mr. Batinovich was granted 20,000 shares of restricted stock, which vest 4,000 shares per year on the anniversaries of the grant.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

Patrick Foley
Laura Wallace
Richard C. Blum

Report of Audit Committee

      The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above under “Board meetings and committees”, has furnished the following report.

The Audit Committee has reviewed and discussed with management Glenborough’s audited financial statements as of and for the year ended December 31, 2002, as well as the re-audited financial statements as of and for the years ended December 31, 2000 and December 31, 2001.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. The Audit Committee has considered whether the provision by the independent auditors of non-audit services is consistent with the independent auditors maintaining their independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in of Glenborough Realty Trust, Inc. Annual Report on Form 10-K for the year ended December 31, 2002.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Laura Wallace
Richard Magnuson
Patrick Foley

Performance Graph

      The graph below compares the yearly percentage change in the cumulative total stockholder return for our Common Stock from December 31, 1997 through December 31, 2002 to: (i) the cumulative total return on the Russell 2000 Index, and (ii) the following five other REITs we selected, which we believe are comparable in size and engaged in activities similar to ours: Brandywine Realty Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Mack-Cali Realty Corporation and Kilroy Realty Corporation. We refer to these five other REITs as the Peer Group. The graph assumes that the value of the investment in our Common Stock was $100 at December 31, 1997 and that all dividends were reinvested.

      TOTAL STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF OUR FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

Total Return Performance

[TOTAL RETURN PERFOMANCE LINE GRAPH]

	Glenborough	Russell 2000 Index	Peer Group

1997	100	100	100
1998	74.89	96.55	74.28
1999	54.67	115.5	67.27
2000	78.39	110.64	77.58
2001	95.93	111.78	80.15
2002	95.7	87.66	83.12

Sources: CTA Public Relations; data from BRIDGE Information Systems, Inc.

Executive Officers

      The following table sets forth certain information as of the Record Date with respect to the directors and executive officers.

		Term
Name	Age	Expires	Principal Position

Robert Batinovich	66	2003	Chairman and Chief Executive Officer
Andrew Batinovich	44	2004	Director, President and Chief Operating Officer
Michael A. Steele	56	—	Executive Vice President, Portfolio Management
Stephen R. Saul	49	—	Executive Vice President and Chief Financial Officer
Sandra L. Boyle	54	—	Executive Vice President, Project Management
Frank E. Austin	55	—	Senior Vice President, General Counsel and Secretary
Richard C. Blum	67	2005	Director
Patrick Foley	71	2003	Director
Richard A. Magnuson	45	2005	Director
Laura Wallace	49	2004	Director

      Biographical information concerning directors is set forth above under the caption “I. Election of Directors.” Biographical information concerning the executive officers is set forth below.

      Michael A. Steele is our Executive Vice President — Portfolio Management, a position he has held since April 2002. Prior to joining us, Mr. Steele was employed for ten years at Equity Office Properties Trust, or EOP, or its affiliates, where he served as Executive Vice President — Real Estate Operations and Chief Operating Officer of EOP from March 1998 through March 2002; Executive Vice President — Real Estate Operations of EOP from October 1996 until February 1998; and a variety of executive positions at various EOP affiliates from June 1992 until October 1997. Prior to joining EOP, Mr. Steele served as Senior Vice President and regional director for Rubloff, Inc., a full service real estate company in Chicago, Illinois, from April 1987 until June 1992.

      Stephen R. Saul has served as our Vice President since May 1996 and became our Executive Vice President and Chief Financial Officer in September 1997. He joined Glenborough Corporation in April 1995 as Manager of Real Estate Finance. From 1991 to 1995, Mr. Saul served as President of KSA Financial Corporation, a company which was based in Sacramento, California and which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and an M.B.A. from Harvard University.

      Sandra L. Boyle has served as Executive Vice President of Glenborough since September 1997, prior to which she served as Senior Vice President of Glenborough since it began operations on December 31, 1995. Ms. Boyle has been associated with Glenborough Corporation or its affiliated entities since 1984. She was originally responsible for residential marketing. Her responsibilities were gradually expanded to include residential leasing and management in 1985, and commercial leasing and management in 1987. She was elected Vice President of Glenborough Corporation in 1989. She is currently responsible for Project Management, which includes implementation of the Company’s program for capital renovations and improvements to its properties, and she also works on specific asset management assignments. Ms. Boyle holds a California real estate broker’s license and a CPM designation, is a past President of BOMA San Francisco, and is Chair of the National Advisory Council and Executive Committee of BOMA International.

      Frank E. Austin has served as our Senior Vice President, General Counsel and Secretary since we began operations on December 31, 1995. Mr. Austin also served as a Vice President of Glenborough Corporation from 1985 until the completion of the Consolidation. He is a member of the State Bar of California. Prior to joining us, Mr. Austin served for three years as committee counsel in the California State Senate, three years with the law firm of Neumiller & Beardslee, and four years at State Savings and Loan Association and American Savings and Loan Association.

Summary Compensation Table

      The following table reflects all compensation received by those persons who were, as of December 31, 2002, the chief executive officer and the four of our other most highly compensated executive officers of. We refer to these officers collectively as the Named Officers.

Summary Compensation Table

					Long Term Compensation

		Annual Compensation			Restricted		Securities		All Other
Name and					Stock		Underlying		Compen-
Principal Position	Year	Salary($)		Bonus($)	Award(s)($)		Options/SARs(#)		sation($)(9)

Robert Batinovich	2002	480,000		100,000	369,200	(2)	—		29,586
Chairman and	2001	480,000		100,000	—		75,000	(7)	26,503
Chief Executive Officer	2000	480,000		—	—		50,000	(8)	24,776
Andrew Batinovich	2002	350,000		250,000	440,031	(3)	—		13,896
Director, President and	2001	350,000		250,000	—		75,000	(7)	12,632
Chief Operating Officer	2000	325,000		308,000	—		100,000	(8)	12,496
Michael A. Steele	2002	177,084	(1)	—	969,500	(4)	—		3,181
Executive Vice President
Stephen R. Saul	2002	200,000		100,000	200,254	(5)	—		13,385
Executive Vice President	2001	200,000		100,000	—		50,000	(7)	12,625
and Chief Financial	2000	200,000		75,000	—		—		12,443
Officer
Sandra L. Boyle	2002	230,000		50,000	76,018	(6)	—		16,630
Executive Vice	2001	230,000		50,000	—		20,000	(7)	15,683
President	2000	230,000		75,000	—		—		14,528

(1)	Partial year.

(2)	Robert Batinovich — represents the fair market value of 20,000 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 20,000 shares of restricted stock with an aggregate fair market value of $356,400 based on the closing price of our Common Stock of $17.82 per share.

(3)	Andrew Batinovich — represents the fair market value of 23,837 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 23,837 shares of restricted stock with an aggregate fair market value of $424,775 based on the closing price of our Common Stock of $17.82 per share.

(4)	Steele — represents the fair market value of (i) 12,500 shares of restricted stock on the date of grant (April 16, 2002), based upon the closing price of our Common Stock of $22.18; plus (ii) 37,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. On the April 16 grant, 6,250 shares vest on the third anniversary of the grant date, and 3,125 shares vest on each of the fourth and fifth anniversaries of the grant date. On the December 23 grant, twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 50,000 shares of restricted stock with an aggregate fair market value of $891,000 based on the closing price of our Common Stock of $17.82 per share.

(5)	Saul — represents the fair market value of 10,848 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 15,661 shares of restricted stock with an aggregate fair market value of $279,079 based on the closing price of our Common Stock of $17.82 per share.

(6)	Boyle — represents the fair market value of 4,118 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our Common Stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested. At December 31, 2002, the officer held a total of 11,396 shares of restricted stock with an aggregate fair market value of $203,077 based on the closing price of our Common Stock of $17.82 per share.

(7)	Represents stock options granted in October 2001 at an exercise price of $17.43

(8)	Represents stock options granted in December 2000 at an exercise price of $16.125

(9)	Amounts shown comprise the components as shown in the following table, as well as an annual car allowance of $2,400 paid to Ms. Boyle:

				Contributions by
				Glenborough to
	Health and Life Insurance			Defined Contribution
	Premiums Paid by Glenborough			Retirement Plan

	2000	2001	2002	2000	2001	2002

Robert Batinovich	16,776	18,503	21,586	8,000	8,000	8,000
Andrew Batinovich	4,496	4,632	5,896	8,000	8,000	8,000
Michael A. Steele	NA	NA	1,855	NA	NA	1,326
Stephen R. Saul	4,443	4,625	5,385	8,000	8,000	8,000
Sandra L. Boyle	4,128	5,283	6,230	8,000	8,000	8,000

Option Grants

      No stock options were granted during fiscal 2002 to the Named Officers.

Option Exercises and Fiscal Year-end Values

      The following table summarizes all option exercises during 2002, and the value of outstanding options at December 31, 2002, for the Named Officers.

Aggregated Option/ SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/ SAR Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options/SARs at Fiscal		Options/SARs
			Year End(#)		at Fiscal Year End($)(1)
	Shares Acquired	Value
Name	on Exercise(#)	Realized($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

Robert Batinovich	150,000	1,468,020	925,000	—	114,000	—
Andrew Batinovich	400,000	3,232,335	555,000	—	198,750	—
Michael A. Steele	—	—	—	—	0	—
Stephen R. Saul	56,666	448,267	33,333	95,001	0	213,504
Sandra L. Boyle	16,666	129,995	84,368	78,966	172,119	241,185

(1)	Equals (i) the closing price of our Common Stock as reported on the New York Stock Exchange on December 31, 2002 of $17.82 per share, (ii) minus the applicable exercise prices per share, (iii) multiplied by the number of shares underlying the options.

(2)	Before deduction for brokerage commissions.

Retirement Agreements

      We have entered into contracts with each of Robert Batinovich, Andrew Batinovich and Sandra Boyle that provide supplemental retirement benefits. Except as described below, all of the contracts provide an annual benefit equal to 3% of the executive’s highest average base salary and bonus for 3 out of the last 10 years of employment with us (high 3), multiplied by the employee’s number of years of service with us, with the annual annuity benefit not to exceed 100% of such high 3 (66% in the case of Robert Batinovich). The benefits are not subject to any deduction for Social Security or other offset amounts. The supplemental retirement benefits fully vest upon a change of control. Robert Batinovich’s benefits vest immediately. For other executives, if an executive is over age 50 at the time his or her contract is entered into, the benefit vests at the rate of 20% a year. Benefits under each of the contracts commence at the later of age 65 or 5 years of participation under the contract. If benefits commence after age 65, the amount of such benefits will be increased using an interest rate of 6% per year between age 65 and the date benefits commence. Benefits are payable for the executive’s life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich’s benefits are payable in the form of a life annuity with a 10-year certain feature. Robert Batinovich has 24 years of service. Andrew Batinovich has 20 years of service. Sandra Boyle has 19 years of service.

      The table below shows the estimated annual benefits payable upon age 65 retirement:

	Years of Service
High-3 Year
Salary & Bonus	5	10	15	20	25	30	35

250,000	37,500	75,000	112,500	150,000	187,500	225,000	250,000
300,000	45,000	90,000	135,000	180,000	225,000	270,000	300,000
350,000	52,500	105,000	157,500	210,000	262,500	315,000	350,000
400,000	60,000	120,000	180,000	240,000	300,000	360,000	400,000
450,000	67,500	135,000	202,500	270,000	337,500	405,000	450,000
500,000	75,000	150,000	225,000	300,000	375,000	450,000	500,000
550,000	82,500	165,000	247,500	330,000	412,500	495,000	550,000
600,000	90,000	180,000	270,000	360,000	450,000	540,000	600,000
650,000	97,500	195,000	292,500	390,000	487,500	585,000	650,000
700,000	105,000	210,000	315,000	420,000	525,000	630,000	700,000

Relationships Among Directors or Executive Officers

      Robert Batinovich, our Chairman and Chief Executive Officer, is the father of Andrew Batinovich, our director, President and Chief Operating Officer. There are no other family relationships among any of our directors and executive officers.

Independent Auditors

General

      KPMG LLP (KPMG) served as our independent public accountants for 2002. A representative of KPMG is expected to be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders.

Fees

      The table below sets forth the amounts of the aggregate fees billed by KPMG LLP for audit services rendered with respect to the fiscal years ended December 31, 2002, and for non-audit services for which fees were billed during those fiscal years:

Audit Fees	$207,000
Audit-related fees	8,000	(1)
Tax fees	73,122	(2)
Other fees	200,000	(3)

Total fees	$488,122

(1)	These fees are primarily for accounting consultation services relating to new audit industry pronouncements and interpretations.

(2)	These fees relate solely to consultation regarding property taxes.

(3)	The entire amount is for audit services relating to our financial statements for the years ended December 31, 2001 and 2000. Statement of Financial Accounting Standards No. 144 (SFAS No. 144) recently took effect. SFAS No. 144 requires that, when a real estate company sells a property, the property be accounted for as a “discontinued operation,” even if the proceeds are re-invested in other properties. For properties sold in 2002, all revenues and expenses for those properties must be shown on a single line on the 2000, 2001 and 2002 income statements, called “discontinued operations.” In order to comply with SFAS No. 144, any REIT with property sales in 2002 is required to restate its 2000 and 2001 financial statements. Arthur Andersen, our former auditor who performed our original 2000 and 2001 audits, was no longer able to perform public company audits, and thus could not opine with respect to the required restatement. Accordingly, we asked KPMG LLP, our new auditor, to re-audit the 2000 and 2001 financial statements.

II.     OTHER MATTERS TO COME BEFORE THE MEETING

      We do not intend to bring other matters before the meeting nor do we know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Robert Batinovich
Chairman and Chief Executive Officer

San Mateo, California

April 9, 2003

APPENDIX A TO PROXY STATEMENT

GLENBOROUGH

REALTY TRUST INCORPORATED

2002 FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

      Set forth below is selected financial data. Consolidated balance sheet and operating data is presented as of and for each of the five years ended December 31, 2002.

      The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes thereto. The selected financial data as of and for the years ended December 31, 2000 and 2001 have been restated to reflect the effects of the corrections described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	2002	2001	2000	1999(9)	1998(9)

			(Restated)
Operating Data:
Rental revenue	$177,940	$165,446	$225,070	$240,218	$215,507
Fees and reimbursements	3,672	6,628	3,713	3,312	2,802
Interest and other income	5,391	5,392	8,296	6,373	4,582
Equity in earnings of Associated Companies(8)	—	—	1,455	1,222	1,314
Equity in earnings (losses) of unconsolidated operating joint ventures	329	246	(386)	(310)	—
Total revenue	187,332	177,712	238,148	250,815	224,205
Property operating expenses	53,913	49,000	77,382	83,525	70,520
General and administrative	11,687	10,967	13,429	9,688	11,038
Depreciation and amortization	47,657	41,781	55,307	54,584	47,225
Interest expense	34,633	31,717	58,654	61,240	51,423
Income from operations before minority interest, discontinued operations and extraordinary items	34,860	45,131	44,654	49,562	44,472
Discontinued operations, net	(637)	3,221	2,799	3,387	4,080
Net income	22,490	43,875	36,236	50,286	44,602
Net income allocable to common shareholders(1)	2,926	24,311	27,858	28,006	23,982
Diluted amounts per common share(2):
Net income before extraordinary item and discontinued operations	$0.49	$0.83	$0.77	$0.76	$0.69
Net income	0.10	0.89	0.60	0.89	0.75
Distributions(3)	1.72	1.69	1.68	1.68	1.68

	2002	2001	2000	1999(9)	1998(9)

		(Restated)	(Restated)
Balance Sheet Data:
Rental properties, gross(10)	$1,428,093	$1,338,022	$1,207,431	$1,756,061	$1,825,308
Accumulated depreciation(10)	(183,992)	(146,198)	(115,061)	(114,170)	(82,869)
Rental properties, net(10)	1,244,101	1,191,824	1,092,370	1,641,891	1,742,439
Investments in development	78,529	98,105	86,286	38,773	35,131
Investments in operating joint ventures	7,822	7,076	8,106	5,679	—
Mortgage loans receivable	41,813	39,061	37,250	37,582	42,420
Total assets	1,433,863	1,387,314	1,368,934	1,794,604	1,879,016
Total debt(10)	734,917	653,014	606,677	897,358	922,097
Stockholders’ equity	631,558	664,009	685,580	784,334	828,533
Other Data:
EBIDA(4)	$135,022	$133,162	$158,946	$168,242	$151,562
Cash flow provided by (used for):
Operating activities	85,496	79,719	86,054	91,667	76,421
Investing activities	(95,598)	(74,372)	356,325	83,807	(613,840)
Financing activities	10,965	(103,132)	(346,666)	(173,349)	536,706
FFO(5)	75,835	72,784	71,390	84,047	79,920
AFFO(6)	55,684	58,294	51,286	66,576	68,357
Debt to total market capitalization(7)	47.8%	43.9%	43.9%	54.7%	47.5%

(1)	Net income allocable to common shareholders includes certain non-recurring items described in (4) below.

(2)	Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase our stock.

(3)	Historical distributions per common share for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 consist of distributions declared for the periods then ended.

(4)	EBIDA is computed as income (loss) before minority interests and extraordinary items plus interest expense, depreciation and amortization, gains (losses) on disposal of properties and loss provisions. We believe that in addition to net income and cash flows, EBIDA is a useful measure of the financial performance of an equity REIT because, together with net income and cash flows, EBIDA provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. To evaluate EBIDA and the trends it depicts, the components of EBIDA, such as rental revenues, rental expenses, real estate taxes and general and administrative expenses, should be considered. For a further discussion of EBIDA and its components, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Excluded from EBIDA are financing costs such as interest as well as depreciation and amortization, each of which can significantly affect a REITs results of operations and liquidity and should be considered in evaluating a REIT’s operating performance. Further, EBIDA does not represent net income or cash flows from operating, financing and investing activities as defined by generally accepted accounting principles and does not necessarily indicate that cash flows will be sufficient to fund all of our cash needs. It should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Further, EBIDA as disclosed by other REITs may not be comparable to our calculation of EBIDA. The following table reconciles our net income (loss) to EBIDA for the periods presented (in thousands):

	For the Year Ended December 31,

	2002	2001	2000	1999	1998

			(Restated)
Net income	$22,490	$43,875	$36,236	$50,286	$44,602
Extraordinary item	11,442	1,732	7,910	(984)	1,400
Minority interest	291	2,745	3,307	3,647	2,550
Interest expense, including discontinued operations	38,746	37,802	63,281	64,782	53,289
Depreciation and amortization, including discontinued operations	52,912	47,892	59,490	58,295	50,194
Net gain on sales of real estate assets	(6,704)	(884)	(20,482)	(9,013)	(4,796)
Loss on sale of mortgage loan receivable	—	—	—	1,229	—
Loss on interest rate protection agreement	—	—	—	—	4,323
Loss provisions	15,845	—	9,204	—	—

EBIDA	$135,022	$133,162	$158,946	$168,242	$151,562

(5)	Funds from Operations, or FFO, as defined by NAREIT, represents “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.” We believe that FFO is a widely used measure of the financial performance of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of our cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to our calculation of FFO. We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT in April 2002. See the calculation below.

(6)	Adjusted Funds from Operations, or AFFO, represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs, and less FASB 13 and FASB 141 rents. AFFO should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of our financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our cash needs. Further, AFFO as disclosed by other REITs may not be comparable to our calculation of AFFO. See the calculation below

(7)	Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of our outstanding common stock and convertible units, based upon the closing prices of the Common Stock:

Price Per
Share of
December 31,	Common Stock

2002	$17.82
2001	19.40
2000	17.375
1999	13.375
1998	20.375

plus the liquidation value of our outstanding Preferred Stock based on the liquidation preference per share of $25.00 on December 31, 2002, 2001, 2000, 1999 and 1998.

(8)	Associated Companies refers to Glenborough Corporation (which merged with Glenborough Realty Trust Incorporated in 2000), Glenborough Inland Realty Corporation (which merged into Glenborough Corporation in 1997) and Glenborough Hotel Group (which merged into Glenborough Corporation in 1999).

(9)	The original 1998 and 1999 financial statement information was audited, however, it has not been subject to re-audit for the restatement adjustments related to discontinued operations.

(10)	Including amounts at properties classified as held for sale.

FUNDS FROM OPERATIONS

      Funds from Operations, or FFO, as defined by NAREIT, represents “net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.” We believe that FFO is a widely used measure of the financial performance of equity REITs which provides a relevant basis for comparison among other REITs. Together with net income and cash flows, FFO provides investors with an additional basis to evaluate the ability of a REIT to incur and service debt and to fund acquisitions, developments and other capital expenditures. FFO does not represent net income or cash flows from operations as defined by GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of our operating performance or as an alternative to cash flows from operating, investing and financing activities (determined in accordance with GAAP) as a measure of liquidity. FFO does not necessarily indicate that cash flows will be sufficient to fund all of our cash needs including principal amortization, capital improvements and distributions to stockholders. Further, FFO as disclosed by other REITs may not be comparable to our calculation of FFO. We calculate FFO in accordance with the White Paper on FFO approved by the Board of Governors of NAREIT in April 2002.

      Adjusted Funds from Operations, or AFFO, represents net income (loss) before minority interests and extraordinary items, adjusted for depreciation and amortization including amortization of deferred financing costs and gains (losses) from the disposal of properties, less lease commissions and recurring capital expenditures, consisting of tenant improvements and normal expenditures intended to extend the useful life of the property such as roof and parking lot repairs, and less FASB 13 and FASB 141 rents. AFFO should not be considered an alternative to net income (computed in accordance with GAAP) as a measure of our financial performance or as an alternative to cash flow from operating activities (computed in accordance with GAAP) as a measure of our liquidity, nor is it necessarily indicative of sufficient cash flow to fund all of our cash needs. Further, AFFO as disclosed by other REITs may not be comparable to our calculation of AFFO.

      The following table sets forth our calculation of FFO and AFFO for the three months ended March 31, June 30, September 30 and December 31, 2002 and the year ended December 31, 2002 (in thousands, except weighted average shares and per share amounts):

	March 31,	June 30,	Sept. 30,	Dec. 31,	Year to Date
	2002	2002	2002	2002	2002

Income from operations before minority interest, extraordinary items and preferred dividends	$10,408	$10,767	$10,014	$3,671	$34,860
Depreciation and amortization(1)	10,487	11,327	11,605	12,917	46,336
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)	(19,564)
Provision for impairment of real estate assets	—	—	—	15,845	15,845
Net income/(loss) from discontinued operations	934	2,594	(1,003)	(3,162)	(637)
Deduct gain on sale from discontinued operations	—	(1,423)	1,866	(7,147)	(6,704)
Depreciation and amortization from discontinued operations	1,590	1,401	1,164	1,100	5,255
Adjustment to reflect FFO of unconsolidated operating JV’s(2)	102	100	116	126	444

FFO	$18,630	$19,875	$18,871	$18,459	$75,835

	March 31,	June 30,	Sept. 30,	Dec. 31,	Year to Date
	2002	2002	2002	2002	2002

Amortization of deferred financing fees	484	509	591	747	2,331
Adjustment for FASB 13 rents(4)	(772)	(1,532)	(1,515)	(1,468)	(5,287)
Adjustment for FASB 141(5)	—	—	—	(500)	(500)
Capital reserve	(4,392)	(4,315)	(3,641)	(4,347)	(16,695)

AFFO	$13,950	$14,537	$14,306	$12,891	$55,684

Distributions per common share(3)	$0.43	$0.43	$0.43	$0.43	$1.72

Diluted weighted average common shares outstanding	30,540,254	31,250,154	31,174,544	30,950,550	30,915,237

(1)	Excludes non-real estate depreciation and amortization.

(2)	Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to us. Our investments in the joint ventures are accounted for using the equity method of accounting.

(3)	The distributions for the three months ended December 31, 2002, were paid on January 14, 2003.

(4)	Amortization of straight-line rent.

(5)	Amortization of above and below market rate leases.

      The following table sets forth our calculation of FFO and AFFO for the three months ended March 31, June 30, September 30 and December 31, 2001 and the year ended December 31, 2001 (in thousands, except weighted average shares and per share amounts):

	March 31,	June 30,	Sept. 30,	Dec. 31,	Year to Date
	2001	2001	2001	2001	2001

Income from operations before minority interest, extraordinary items and preferred dividends	$10,325	$10,919	$11,777	$11,226	$44,247
Depreciation and amortization(1)	9,461	9,801	10,180	11,090	40,532
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)	(19,564)
Net income from discontinued operations	1,003	661	573	984	3,221
Depreciation and amortization from discontinued operations	1,118	1,816	1,570	1,605	6,109
Adjustment for FASB 13 rents(3)	—	(793)	(777)	(793)	(2,363)
Adjustment to reflect FFO of unconsolidated operating JV’s(2)	247	158	96	101	602

FFO	$17,263	$17,671	$18,528	$19,322	$72,784

Amortization of deferred financing fees	387	347	409	431	1,574
Capital reserve	(2,966)	(2,924)	(5,260)	(4,914)	(16,064)

AFFO	$14,684	$15,094	$13,677	$14,839	$58,294

	March 31,	June 30,	Sept. 30,	Dec. 31,	Year to Date
	2001	2001	2001	2001	2001

Distributions per common share	$0.42	$0.42	$0.42	$0.43	$1.69

Diluted weighted average common shares outstanding	30,476,401	30,467,322	30,588,078	30,472,064	30,517,525

(1)	Excludes non-real estate depreciation and amortization.

(2)	Reflects the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to us. Our investments in the joint ventures are accounted for using the equity method of accounting.

(3)	Amortization of straight-line rent.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the selected financial data above and the Consolidated Financial Statements, including the notes thereto, below.

Restatement

      In order to comply with the requirements of Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires restatement of financial statements for discontinued operations, we asked our current auditor, KPMG LLP, to conduct a re-audit of our financial statements for the years ended December 31, 2000 and 2001. This was necessary as Arthur Andersen, our former auditor, is no longer able to perform public company audits. As a result of the re-audit, certain adjustments have been made to our 2000 and 2001 financial statements. The net effect on the net income allocable to common shareholders for the year ended December 31, 2000 was an increase of approximately $9.7 million. There was no effect on net income allocable to common shareholders for the year ended December 31, 2001. The restated consolidated financial statements reflect the following adjustments for the years ended December 31, 2000 and 2001:

•	An increase of $12.3 million in net income allocable to common shareholders relating to a non-cash gain for the discount on the repurchase of preferred stock during the year ended December 31, 2000.

•	A decrease of $1 million in the net gain on sales of real estate assets and investments in unconsolidated operating joint ventures reflecting a loss realized on the contribution of a property to a joint venture during the year ended December 31, 2000.

•	A decrease of $393,000 in rental revenue for the year ended December 31, 2000, relating to the reversal of cash rent collected and recognized from a tenant that now will be amortized over the life of the lease.

•	An increase of $76,000 in general and administrative expenses relating to the expensing of certain costs relating to a software installation during the year ended December 31, 2000. These costs were originally capitalized and were being amortized over the life of the software.

•	A reclassification of $1.1 million for an operating partnership unit conversion from the year 2001 to the year 2000. The effect of this reclassification is to decrease additional paid-in capital and rental properties in 2000.

•	A reclassification of $20.5 million from minority interest to additional paid-in capital to reflect a decrease in the minority partners’ ownership in the net assets of the Operating Partnership at December 31, 2000.

      The previously reported amounts and restated amounts for 2000 and 2001 are as follows (dollars in thousands, except per share amounts):

	2000		2001

	As Previously		As Previously
	Reported	Restated	Reported	Restated

Consolidated Balance Sheets:
Rental properties, gross	$1,208,566	$1,207,431	$(2)		$(2)
Investments in unconsolidated operating joint ventures	9,119	8,106	8,089	7,076
Other assets	42,803	42,727	46,914	46,838
Total Assets	1,371,158	1,368,934	1,388,403	1,387,314
Other liabilities	26,871	27,264	22,730	23,123
Minority interest	68,754	49,413	66,509	47,168
Additional paid-in capital	763,974	770,996	762,050	770,207
Distributions in excess of accumulated earnings	(94,012)	(84,310)	(114,992)	(105,290)
Total Liabilities and Stockholders’ Equity	1,371,158	1,368,934	1,388,403	1,387,314

	2000

	As Previously
	Reported(1)	Restated

Consolidated Statements of Operations:
Rental revenue	$225,464	$225,070
General and administrative	13,353	13,429
Net gain on sale of real estate assets	21,495	20,482
Minority interest	(2,157)	(3,307)
Net income	38,869	36,236
Discount on preferred stock buyback	—	12,335
Net income available to common stockholders	18,156	27,858
Net income per common share:
Basic	$0.62	$0.95
Diluted	$0.62	$0.60

(1)	Reflects adjustment for 2002 discontinued operations.

(2)	No change to previously reported numbers.

      The 2000 and 2001 consolidated financial statements and the accompanying footnotes reflect these restated amounts.

Results of Operations

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

      Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 2002 and 2001.

Results of Operations by Property Type

For the Years Ended December 31, 2002 and 2001

				Property	Eliminating	Total
	Office	Industrial	Other	Total	Entry(1)	Reported

	(In thousands)
2002
Rental Revenue	$148,871	$29,069	—	$177,940	—	$177,940
Operating Expenses	52,478	7,176	—	59,654	$(5,741)	53,913
Net Operating Income	96,393	21,893	—	118,286	5,741	124,027
Percentage of Total NOI	81.5%	18.5%	—	100.0%
2001
Rental Revenue	$130,866	$30,673	$3,907	$165,446	—	$165,446
Operating Expenses	46,885	7,322	145	54,352	$(5,352)	49,000
Net Operating Income	83,981	23,351	3,762	111,094	5,352	116,446
Percentage of Total NOI	75.6%	21.0%	3.4%	100.0%

(1)	Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

      Rental Revenue. Rental revenue increased $12,494,000, or 8%, to $177,940,000 for the year ended December 31, 2002, from $165,446,000 for the year ended December 31, 2001. This change primarily resulted from property acquisitions, net of dispositions and an increase in straight-line rents.

      Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to us under property and asset management agreements with the unconsolidated operating and development joint ventures and the Rancon Partnerships. This revenue decreased $2,956,000, or 45%, to $3,672,000 for the year ended December 31, 2002, from $6,628,000 for the year ended December 31, 2001, primarily due to higher development and acquisition fees from several development projects, a financing fee and distributions from the Rancon Partnerships, and property management, asset management and leasing fees from a joint venture, all received in 2001.

      Interest and Other Income. Interest and other income did not change significantly with a decrease of $1,000 to $5,391,000 for the year ended December 31, 2002, from $5,392,000 for the year ended December 31, 2001.

      Equity in Earnings of Unconsolidated Operating Joint Ventures. Equity in earnings of unconsolidated operating joint ventures increased $83,000, or 34%, to $329,000 for the year ended December 31, 2002, from $246,000 for the year ended December 31, 2001, due to increases in net operating income at two joint ventures for the year ended December 31, 2002 and startup losses recognized during the first six months of 2001 for a development joint venture which was sold later in 2001.

      Property Operating Expenses. Property operating expenses increased $4,913,000, or 10%, to $53,913,000 for the year ended December 31, 2002, from $49,000,000 for the year ended December 31, 2001, primarily due to property acquisitions, net of dispositions.

      General and Administrative Expenses. General and administrative expenses increased $720,000, or 7%, to $11,687,000 for the year ended December 31, 2002, from $10,967,000 for the year ended December 31,

2001. This increase is primarily due to increases in severance costs due to staffing changes and increases in salary expense, partially offset by reductions in travel costs during the year ended December 31, 2002.

      Depreciation and Amortization. Depreciation and amortization increased $5,876,000, or 14%, to $47,657,000 for the year ended December 31, 2002, from $41,781,000 for the year ended December 31, 2001. This increase is due to property acquisitions, net of dispositions and depreciation of capital improvements.

      Interest Expense. Interest expense increased $2,916,000, or 9%, to $34,633,000 for the year ended December 31, 2002, from $31,717,000 for the year ended December 31, 2001. This increase is primarily due to an increase in debt as a result of property acquisitions offset by decreases in variable interest rates.

      Provision for impairment of real estate assets. During 2002, a loss provision in the amount of $15,845,000 was recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Atlanta, Georgia, Tampa, Florida and King of Prussia, Pennsylvania; one industrial, located in Allentown, Pennsylvania and one multifamily, located in Fort Worth, Texas. At December 31, 2002, two of these properties are classified as held for sale, and therefore, the related aggregate loss provision of $11,263,000 is included as a component of discontinued operations.

      Net Gain on Sales of Real Estate Assets. Beginning in 2002, gains and losses on sales of real estate assets are included as a component of discontinued operations. The net gain on sale of real estate assets of $884,000 during the year ended December 31, 2001, resulted from the sale of six office Properties, three industrial Properties, four retail Properties and one multifamily Property.

      Discontinued Operations. In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gains and (losses) on sales of real estate for properties sold or classified as held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued operations” for all periods presented. The results of discontinued operations decreased $3,858,000 to a loss of $637,000 for the year ended December 31, 2002, from a gain of $3,221,000 for the year ended December 31, 2001, primarily as a result of the provision for impairment of real estate assets discussed above, offset by a gain on sale of $6,704,000. The results of properties sold in periods prior to 2002 are included in continuing operations.

      Net Loss on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $11,442,000 during the year ended December 31, 2002, consists of the writeoff of unamortized original issuance costs and prepayment penalties in connection with the pay off of various loans and the refinancing of other debt. Net loss of early extinguishment of debt of $1,732,000 during the year ended December 31, 2001, consists of the writeoff of unamortized original issuance costs in connection with the pay off of an unsecured term loan and prepayment penalties on the refinancing of other debt.

Comparison of the Year Ended December 31, 2001 to the Year Ended December 31, 2000

      Following is a table of net operating income by property type, for comparative purposes, presenting the results for the years ended December 31, 2001 and 2000. All 2000 amounts discussed are as restated.

Results of Operations by Property Type

For the Years Ended December 31, 2001 and 2000

				Multi-		Property	Eliminating	Total
	Office	Industrial	Retail	family	Other	Total	Entry(1)	Reported

	(In thousands)
2001
Rental Revenue	$130,866	$30,673	—	—	$3,907	$165,446	—	$165,446
Operating Expenses	46,885	7,322	—	—	145	54,352	$(5,352)	49,000
Net Operating Income	83,981	23,351	—	—	3,762	111,094	5,352	116,446
Percentage of Total NOI	75.6%	21.0%	—	—	3.4%	100.0%
2000 (Restated)
Rental Revenue	$119,892	$30,377	$7,365	$66,618	$818	$225,070	—	$225,070
Operating Expenses	44,475	7,514	2,418	30,323	229	84,959	$(7,577)	77,382
Net Operating Income	75,417	22,863	4,947	36,295	589	140,111	7,577	147,688
Percentage of Total NOI	53.8%	16.3%	3.5%	25.9%	0.5%	100.0%

(1)	Eliminating entry represents internal market level property management fees included in operating expenses to provide comparison to industry performance.

      Rental Revenue. Rental revenue decreased $59,624,000, or 26%, to $165,446,000 for the year ended December 31, 2001, from $225,070,000 for the year ended December 31, 2000. The decline in revenue was due to the 2000 and 2001 sales of substantially all of our retail and multifamily Properties and our one remaining hotel Property. These decreases were offset by increases in revenue from our office and industrial Properties due to acquisitions, net of dispositions, and increases in rental rates.

      Fees and Reimbursements from Affiliates. Fees and reimbursements from affiliates consist primarily of property management fees, asset management fees and lease commissions paid to us under property and asset management agreements with the unconsolidated operating and development joint ventures and the Rancon Partnerships. This revenue increased $2,915,000, or 79%, to $6,628,000 for the year ended December 31, 2001, from $3,713,000 for the year ended December 31, 2000, primarily due to property management and asset management fees received from the Rancon Partnerships and development, acquisition and financing fees relating to several development projects. Certain of these fees were previously earned by Glenborough Corporation, prior to its merger with us, and were recognized as equity in earnings of Glenborough Corporation.

      Interest and Other Income. Interest and other income decreased $2,904,000, or 35%, to $5,392,000 for the year ended December 31, 2001, from $8,296,000 for the year ended December 31, 2000. The decrease was primarily due to interest income earned on three development projects sold by a development alliance in the second and third quarters of 2000, offset slightly by interest income earned on a development project sold by a development alliance in the first quarter of 2001.

      Equity in Earnings of Glenborough Corporation. No amounts were recorded to equity in earnings of Glenborough Corporation in 2001 due to the merger of Glenborough Corporation into the Company in the fourth quarter of 2000.

      Equity in Earnings (Losses) of Unconsolidated Operating Joint Ventures. Equity in earnings (losses) of unconsolidated operating joint ventures increased $632,000 to $246,000 for the year ended December 31, 2001, from a loss of $386,000 for the year ended December 31, 2000. This increase is primarily due to an increase in net operating income at one joint venture, which began operations in October of 2000.

      Property Operating Expenses. Property operating expenses decreased $28,382,000, or 37%, to $49,000,000 for the year ended December 31, 2001, from $77,382,000 for the year ended December 31, 2000. This decrease resulted from the 2000 and 2001 sales of substantially all of our retail and multifamily Properties and our one remaining hotel Property.

      General and Administrative Expenses. General and administrative expenses decreased $2,462,000, or 18%, to $10,967,000 for the year ended December 31, 2001, from $13,429,000 for the year ended December 31, 2000. This decrease is primarily due to a reduction in costs associated with supplemental retirement agreements for certain of our executive officers. The decrease was also due to reduced staff and overhead expenses resulting from the sale of our multifamily portfolio in December 2000, partially offset by an increase in general and administrative costs as a result of our merger with Glenborough Corporation in October 2000. These costs were previously recognized as a component of equity in earnings of Glenborough Corporation.

      Depreciation and Amortization. Depreciation and amortization decreased $13,526,000, or 24%, to $41,781,000 for the year ended December 31, 2001, from $55,307,000 for the year ended December 31, 2000. This decrease is primarily due to the sale of 78 Properties from our portfolio since January 1, 2000.

      Interest Expense. Interest expense decreased $26,937,000, or 46%, to $31,717,000 for the year ended December 31, 2001, from $58,654,000 for the year ended December 31, 2000. This decrease is primarily due to payoffs of loans in connection with property sales, retirement of approximately $150 million of 7 5/8% promissory notes originally issued in 1998 (which we refer to as the Senior Notes), and decreases in variable interest rates.

      Provision for Impairment of Real Estate Assets. During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair value of a 418,458 square foot office Property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, we were notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this Property, of its plans not to renew their lease upon expiration in September 2001.

      Provision for Impairment of Non-Real Estate Assets. During 2000, in connection with our decision to sell our Multifamily Portfolio, we recorded an impairment charge of approximately $4.4 million relating to the writeoff of certain corporate office fixed assets.

      Net Gain on Sales of Real Estate Assets. The net gain on sales of real estate assets of $884,000 during the year ended December 31, 2001, resulted from the sale of six office Properties, three industrial Properties, four retail Properties and one multifamily Property. The net gain on sales of real estate assets of $20,482,000 during the year ended December 31, 2000, resulted from the sale of ten office Properties, 12 industrial Properties, 36 multifamily Properties, five retail Properties and one hotel Property.

      Discontinued Operations. In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gains and (losses) on sales of real estate for properties sold or classified as held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued operations” for all periods presented. The results of discontinued operations increased $422,000 to $3,221,000 for the year ended December 31, 2001, from $2,799,000 for the year ended December 31, 2000. The results of properties sold in periods prior to 2002 are included in continuing operations.

      Net Loss on Early Extinguishment of Debt. Net loss on early extinguishment of debt of $1,732,000 during the year ended December 31, 2001, consists of the writeoff of unamortized loan fees and prepayment penalties on the payoff and refinancing of debt. These loans were paid-off early when more favorable terms were obtained through new financing and upon the sale of the properties securing the loans. Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, consisted primarily of prepayment penalties and writeoff of unamortized loan fees of $7,360,000 related to the payoff of debt in connection with the sale of our multifamily portfolio in the fourth quarter of 2000. In addition, the net loss included $931,000 of gains on retirement of the Senior Notes at a discount, offset by the related writeoff of unamortized loan fees in the amount of $1,481,000.

Liquidity and Capital Resources

Cash Flows

      For the year ended December 31, 2002, cash provided by operating activities was $85,496,000 as compared to $79,719,000 for the same period in 2001. The increase is primarily due to timing of payments and changes in receivables. Cash used for investing activities was $95,598,000 for the year ended December 31, 2002, as compared to $74,372,000 for the same period in 2001. This change is primarily due to an increase in cash used for real estate acquisitions and a decrease in proceeds from property sales, offset by a decrease in cash used for investments in land and development. Cash provided by financing activities was $10,965,000 for the year ended December 31, 2002, as compared to $103,132,000 of cash used for financing activities for the same period in 2001. The change was primarily due to a decrease in cash used for the repayment of debt offset by a decrease in proceeds from new debt.

      We expect to meet our short-term liquidity requirements generally through our working capital, our Credit Facility (as defined below) and cash generated by operations. We believe that cash generated by our operations will be adequate to meet our operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the Credit Facility provides for working capital advances. However, there can be no assurance that our results of operations will not fluctuate in the future and at times affect our ability to meet our operating requirements and the amount of our distributions. If significant decreases in occupancy or rental rates occurred at our properties, this could have an adverse impact on our operating cash flows. Similarly, increases in interest rates could have an adverse impact on our operating cash flows.

      Our principal sources of funding for acquisitions, development, expansion and renovation of properties and stock repurchases include the unsecured Credit Facility, permanent secured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

Investments in Land and Development

      We are independently developing approximately 116,000 square feet of commercial property, which is substantially completed and currently in the stabilization phase, in New Jersey and Maryland. As of December 31, 2002, we had invested approximately $15.1 million in these projects. Additionally, we have approximately 98 acres of land with a book value of approximately $21.9 million as of December 31, 2002. This land has potential for future development of approximately 1,355,000 square feet of office space. We are obligated to fund approximately $1.4 million towards these developments in 2003. The loans secured by certain of these development properties contain recourse provisions to us in the aggregate amount of $15.4 million; however, some of the loans were not fully drawn as of December 31, 2002.

      We are currently involved in a number of alliances organized in limited liability companies and stock corporations which could ultimately result in the development of approximately 939,000 square feet of commercial and mixed-use properties in California and Colorado. These projects are currently in three different phases of development: approximately 425,000 square feet is substantially completed and in the stabilization phase, 64,000 square feet in the predevelopment phase and 450,000 square feet in the entitlement phase. The alliances grant us certain rights to purchase the properties upon completion of development. As of December 31, 2002, we had invested approximately $41.5 million in these alliances. In addition, we have acquired properties from them aggregating approximately $119.8 million since 1999. We have no further contractual obligations for the future funding of these developments; however, we will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under these alliances, we have provided an aggregate of $48.7 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2002. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from approximately 1 to 2 years. We would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for our obligation to “stand-ready” to fund such guarantees. In the event that we must make payments under one of these guarantees, our only recourse is to the Limited Liability Companies that own the properties. No estimate of the amount that could be recovered by us in such an event can be made at this time.

Investments in Unconsolidated Operating Joint Ventures

      Investments in unconsolidated operating joint ventures increased from $7,076,000 at December 31, 2001, to $7,822,000 at December 31, 2002. This increase was primarily due to the completion of a 12,000 square foot retail property, partially owned through one of our development alliances, which was placed in service in the first quarter of 2002. Additionally, the increase was partially due to our equity interests in the joint ventures’ earnings during the year ended December 31, 2002.

Mortgage Loans Receivable

      Mortgage loans receivable increased from $39,061,000 at December 31, 2001, to $41,813,000 at December 31, 2002. This increase was due to accrued interest in excess of repayments on a loan we made under a development alliance.

Secured and Unsecured Financing

      Mortgage loans payable increased from $588,420,000 at December 31, 2001, to $658,713,000 (including amounts related to properties classified as held for sale) at December 31, 2002. This increase resulted from the following:

•	$86,432,000 of new mortgage loans in connection with acquisitions,

•	$89,265,000 of new mortgage loans from new financings, and

•	$4,692,000 of draws on existing construction loans.

      The increase in mortgage loans was partially offset by the following:

•	decreases of $45,600,000 due to property sales,

•	$32,550,000 paid off in connection with a refinancing,

•	$13,219,000 due to early principal payoffs,

•	$7,978,000 due to debt maturities, and

•	$10,749,000 due to scheduled principal payments on other debt.

      In the fourth quarter of 2002, we closed a $50 million secured loan which replaced an existing loan secured by the Aventine located in La Jolla, California. The previous loan of $50 million, which was obtained at the closing of our acquisition of the Aventine (see below), had a floating rate of 30-day LIBOR plus 2% and an initial maturity date of August 27, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of January 1, 2008, and bears interest at a fixed rate of 4.99%. In connection with this payoff, we recognized a net loss on early extinguishment of debt of $357,000 due to the write-off of unamortized original issuance costs.

      In the fourth quarter of 2002, we closed a $33 million secured loan which replaced an existing loan secured by First Financial Plaza located in Encino, California. The previous loan of $32.55 million, which was obtained at the closing of our acquisition of First Financial Plaza (see below), had a floating rate of 30-day LIBOR plus 2% and an initial maturity date of March 31, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of January 1, 2008, and bears interest at a fixed rate of 4.83%. In connection with this payoff, we recognized a net loss on early extinguishment of debt of $119,000 due to the write-off of unamortized original issuance costs.

      In the fourth quarter of 2002, we closed an additional $23 million secured loan with an insurance company. This loan is an expansion and refinance of an existing $70.7 million loan secured by eleven properties, which had a maturity date of November 10, 2008 and a fixed interest rate of 6.125%. The new $93.7 million loan, which bears interest at a fixed rate of 5.91% and has a maturity date of November 10, 2008, is cross-collateralized with an existing $45.8 million loan. After the release of three properties from the loan pool replaced by the addition of two properties, the loans are secured by ten properties with an aggregate net book value of approximately $201 million at December 31, 2002. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

      In the fourth quarter of 2002, we closed a $75.7 million secured loan which replaced an existing loan secured by a group of properties. The previous loan of $42.4 million, which had a fixed rate of 7.50% and a maturity date of October 31, 2007, was paid off with the proceeds from the new secured loan which has a maturity date of December 5, 2005, and bears interest at a floating rate of 30-day LIBOR plus 2%. The excess proceeds from the new loan were used to pay down an existing loan secured by one property. This previous loan of $9.5 million had a fixed rate of 8.14% and a maturity date of October 1, 2003. The excess proceeds from the new loan were also used to pay down the Credit Facility as discussed below. In connection with these payoffs, we recognized a net loss on early extinguishment of debt of $9,234,000 due to the write-off of unamortized original issuance costs and prepayment penalties.

      In the fourth quarter of 2002, related to the sale of two properties, approximately $8.5 million of our mortgage loans were paid off. In addition, a $3 million loan secured by one property was paid off before the maturity date. In connection with these payoffs, we recognized a net loss on early extinguishment of debt of $840,000 due to the write-off of unamortized original issuance costs and prepayment penalties.

      In the third quarter of 2002, in order to finance the acquisition of the Aventine, we obtained a $50 million loan. The loan had a maturity date of August 27, 2004, with a one-year extension option, and a floating rate of 30-day LIBOR plus 2%. This loan was refinanced in the fourth quarter of 2002 (see above).

      In the third quarter of 2002, in connection with the acquisition of Gateway Office Four, we assumed a $3.9 million loan. The loan has an initial maturity date of April 1, 2003, with three 6-month extension options, and bears interest at the floating rate of 30-day LIBOR plus 2%. The interest rate on this loan at December 31, 2002, was 3.38%.

      In the second quarter of 2002, related to the sale of three properties, approximately $37.1 million of our mortgage loans were paid off or assumed by the buyer. In connection with the payoffs and assumptions, we recognized a net loss on early extinguishment of debt of $892,000 due to the write-off of unamortized original issuance costs and prepayment penalties.

      In the first quarter of 2002, in connection with the acquisition of First Financial Plaza, we obtained a $32.55 million loan. The loan had a maturity date of March 31, 2004, with a one-year extension option, and a floating rate of 30-day LIBOR plus 2.25%. This loan was refinanced in the fourth quarter of 2002 (see above).

      In the fourth quarter of 2001, we closed a $52.5 million secured loan with an insurance company (“Secured Financing”). The Secured Financing bears interest at a floating rate of 30-day LIBOR plus 3.25% (4.63% and 5.12% at December 31, 2002 and December 31, 2001, respectively) and has an initial maturity of December 11, 2004, with two one-year extension options. In connection with the Secured Financing, we entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expires over a term concurrent with the Secured Financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the Secured Financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2002 and December 31, 2001, the 30-day LIBOR rate was 1.38% and 1.87%, respectively. We paid a $594,000 fee at the inception of the cap agreement. As discussed above, related to the sale of two properties, approximately $8.5 million of this loan was paid off and a related portion of the caplets were cancelled. Accordingly, approximately $97,000 of the caplet fee was charged to earnings. The remaining $497,000 fee is being charged to earnings as the caplets expire.

      Outstanding borrowings under the Credit Facility increased from $64,594,000 at December 31, 2001, to $76,204,000 at December 31, 2002. The increase was due to draws totaling $123,499,000 for the acquisition of properties, stock repurchases and development advances, offset by pay downs totaling $111,889,000 generated from the sales of properties, proceeds of stock option exercises and cash flow from operations. In September 2002, the maturity date on the Credit Facility was extended from June 2003 to September 2005, with one one-year extension option. The extended term carries an interest rate structure that is approximately 10 basis points below the previous rate. The Credit Facility requires us, among other things, to be in compliance with certain financial and operating covenants. We have been in compliance during all of 2002 and remain in compliance at December 31, 2002.

      Some of our properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by us.

      At December 31, 2002, our total indebtedness included fixed-rate debt of $464,803,000 and floating-rate debt of $270,114,000. Our ratio of total debt to gross book assets was approximately 45% at December 31, 2002.

      It is our policy to manage our exposure to fluctuations in market interest rates through the use of fixed rate debt instruments to the extent possible. At December 31, 2002, approximately 37% of our outstanding debt, including amounts borrowed under the Credit Facility, was subject to variable rates. We may, from time to time, enter into interest rate protection agreements intended to hedge the cost of new borrowings. It is not our policy to engage in hedging activities for speculative purposes. At December 31, 2002, we were not a party to any open interest rate protection agreements other than the interest rate cap contract entered into in December 2001 as discussed above.

Equity Offerings

      In January 1999, we filed a shelf registration statement with the SEC (the “January 1999 Shelf Registration Statement”) to carry forward the remaining $801.2 million in equity securities from a November 1997 shelf registration statement (declared effective by the SEC on December 18, 1997). The January 1999 Shelf Registration Statement was declared effective by the SEC on January 25, 1999. Therefore, we have the capacity pursuant to the January 1999 Shelf Registration Statement to issue up to $801.2 million in equity securities. We currently have no plans to issue equity under this shelf registration.

Stock Repurchases

      In 1999, our Board of Directors authorized the repurchase of up to 6.2 million shares of our outstanding Common Stock. This represented approximately 20% of our total outstanding Common Stock. In connection with the sale of 36 multifamily Properties in December 2000, the repurchase authorization was increased to approximately 8.2 million shares, representing approximately 26% of Common Stock outstanding when the repurchase program began. As of December 31, 2002, 6,179,316 common shares have been repurchased for a total cost of approximately $102,537,000; this represents approximately 75% of the expanded repurchase authorization and approximately 20% of Common Stock outstanding when the repurchase program began. In addition, during 1999, we announced that our Board of Directors had approved the repurchase of up to 15% of its Preferred Stock, or 1,725,000 shares. In May 2000, the Preferred Stock repurchase authorization was increased to 3,450,000 shares, representing approximately 30% of Preferred Stock outstanding when the repurchase program began. As of December 31, 2002, 1,402,200 preferred shares have been repurchased for a total cost of approximately $20,968,000; this represents approximately 41% of the expanded repurchase authorization and approximately 12% of Preferred Stock outstanding when the repurchase program began. Future stock repurchases will be made from time to time in the open market or otherwise and the timing will depend on market conditions and other factors.

Critical Accounting Policies

Revenue Recognized on a Straight-line Basis

      We recognize rental revenue on a straight-line basis at amounts that we believe we will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as our collection experience and the credit quality of our tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that we have previously recognized as revenue, or if other tenants remain whom we previously believed would not.

Carrying Value of Rental Properties, Investments in Development and Other Investment Assets

      Our rental properties, investments in development and other investment assets such as operating joint ventures and mortgage loans receivable are generally carried at the lower of cost or estimated fair value. Certain development and operating joint ventures include our share of undistributed income or loss arising from the investment, and the mortgage loans receivable include accrued interest. In addition, under our long-term development program, some interest, payroll and general and administrative costs incurred in connection with this program may be capitalized. The actual value of our portfolio of property, investments in development and other investments could be significantly higher or lower than their carrying amounts.

Our Status as a Real Estate Investment Trust (REIT)

      We have elected to be taxed as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended (the “Code”). A real estate investment trust is generally not subject to federal income tax on that portion of its real estate investment trust taxable income (“Taxable Income”) that is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and other requirements are met. We believe that we have complied with all requirements to qualify as a REIT for the years ended December 31, 2002 and 2001. Accordingly, no provision for income taxes is included in our consolidated financial statements.

New Accounting Pronouncements

      In June 2001, the FASB approved for issuance SFAS No. 143, “Accounting for Asset Retirement Obligations.” SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. SFAS No. 143 will be effective January 1, 2003 for us. We do not expect this standard to have a material impact on our consolidated financial position or results of operations.

      In May 2002, the FASB approved for issuance SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS 145 requires gains and losses from extinguishment of debt to be classified as an extraordinary item only if the criteria in APB No. 30 have been met. Further, lease modifications with economic effects similar to sale-leaseback transactions must be accounted for in the same manner as sale-leaseback transactions. While the technical corrections to existing pronouncements are not substantive in nature, in some instances they may change accounting practice. SFAS No. 145 will be effective January 1, 2003 for us. Gains and losses from extinguishment of debt previously recognized as extraordinary will be reclassified to conform to the new presentation.

      In June 2002, the FASB approved for issuance SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS 146 addresses accounting and reporting for costs associated with exit and disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3 (EITF 94-3), “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, as defined by the Statement. Under EITF 94-3, an exit cost was recognized at the date an entity committed to an exit plan. Additionally,

SFAS 146 provides that exit and disposal costs should be measured at fair value and that the associated liability will be adjusted for changes in estimated cash flows. The provisions of SFAS 146 are effective for exit and disposal activities that are initiated after December 31, 2002.

      In November 2002, the FASB approved for issuance FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

      In January 2003, the FASB approved for issuance FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The disclosure requirements of FIN 46 are effective for all financial statements initially issued after January 31, 2003. It is possible that certain of the entities through which and with which we conduct business, including those described in Notes 6 and 8 to the consolidated financial statements will be deemed to be Variable Interest Entities under the provisions of FIN 46. The total assets and liabilities of such entities were approximately $256 million and $191 million at December 31, 2002. Our maximum exposure to loss would be equal to our investments in these arrangements, plus the related debt guarantees, as described in Note 6 to the consolidated financial statements. The disclosures provided reflect our understanding and analysis of FIN 46 based upon information currently available. The evaluation of our various arrangements is ongoing and is subject to change in the event additional interpretive guidance is provided by the Financial Accounting Standards Board or others.

Inflation

      Leases at the office Properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the industrial and retail Properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. Leases at the multifamily Properties generally provide for an initial term of one month or one year and allow for rent adjustments at the time of renewal. All of these provisions may permit us to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce our exposure to the adverse effects of inflation.

Forward Looking Statements; Factors That May Affect Operating Results

      This Report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, beliefs and strategies regarding the future. Forward looking statements include statements regarding potential acquisitions, the anticipated performance of our properties and statements regarding our financing activities. The forward-looking statements in this Report are subject to additional risks and uncertainties further discussed in our Annual Report on Form 10-K under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation — Risk Factors”, and are based on information available to us on the date hereof. We assume no obligation to update any forward looking-statement or statements. Actual results, performance or outcomes may differ materially from those stated or implied in such forward looking statements. The reader should also consult the cautionary statements and risk factors listed from time to time in our Reports on Forms 10-Q, 8-K and our 10-K.

Qualitative and Quantitative Information About Market Risk

Interest Rates

      We are exposed to changes in interest rates obtainable on our secured and unsecured borrowings. We do not believe that changes in market interest rates will have a material impact on the performance or fair value of our mortgage loan receivable.

      It is our policy to manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, we have also entered into several variable rate debt arrangements. Approximately 37% at December 31, 2002 and 33% at December 31, 2001 of our outstanding debt, including amounts borrowed under the Credit Facility, were subject to variable rates. In addition, the average interest rate on our debt decreased from 5.95% at December 31, 2001 to 5.26% at December 31, 2002. We review interest rate exposure in the portfolio continually in an effort to minimize the risk of interest rate fluctuations. We do not have any other material market-sensitive financial instruments. It is not our policy to engage in hedging activities for speculative or trading purposes.

      We may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where we believe the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, we are entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, we make payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 2002, we were not a party to any forward interest rate or similar agreements other than the interest rate cap contract entered into in December 2001 as discussed above.

      The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

	Expected Maturity Date

	2003	2004	2005	2006	2007	Thereafter	Total	Fair Value

	(In thousands)
Secured Fixed	$23,623	$8,442	$24,056	$105,631	$29,934	$273,117	$464,803	$464,803
Average interest rate	7.35%	6.86%	7.07%	6.81%	7.13%	5.74%	6.24%
Secured Variable	$65,226	$43,974	$84,710	$—	$—	$—	$193,910	$193,910
Average interest rate	3.85%	4.63%	3.42%	—	—	—	3.84%
Unsecured Variable	$—	$—	$76,204	$—	$—	$—	$76,204	$76,204
Average interest rate	—	—	2.9%	—	—	—	2.91%

      We believe that the interest rates given in the table for fixed rate borrowings approximate the rates we could currently obtain for instruments of similar terms and maturities and that the fair values of these instruments approximate carrying value at December 31, 2002.

      A change of  1/8% in the index rate to which our variable rate debt is tied would change the annual interest we incurred by $338,000, based upon the balances outstanding on variable rate instruments at December 31, 2002.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

      On June 14, 2002, at the recommendation of the Audit Committee, our Board of Directors decided to dismiss Arthur Andersen LLP as our independent public accountants and decided to appoint KPMG LLP to serve as the Corporation’s independent public accountants for the fiscal year ending December 31, 2002. We refer to Arthur Andersen LLP as Arthur Andersen, and we refer to KPMG LLP as KPMG. On July 18, 2002, KPMG, upon the completion of its standard client acceptance procedures, was formally engaged as our independent public accountants for the fiscal year ending December 31, 2002.

      Arthur Andersen’s reports on our consolidated financial statements for each of the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Arthur Andersen’s report on our consolidated financial statements for the fiscal year ended December 31, 2001 was issued on an unqualified basis in conjunction with the publication of our Annual Report on Form 10-K.

      During the fiscal years ended December 31, 2001 and 2000 and through July 18, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their report on our consolidated financial statements for such fiscal years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

      We provided Arthur Andersen with a copy of the foregoing disclosures as they relate to Arthur Andersen, which were also set forth in Form 8-K which we filed with the Securities and Exchange Commission on June 19, 2002. Attached as an exhibit to such Form 8-K was a copy of Arthur Andersen’s letter, dated June 19, 2002, stating its agreement with the statements contained in such disclosure.

      During the fiscal years ended December 31, 2001 and 2000 and through July 18, 2002, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any other matter that was the subject of a disagreement or a reportable event as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Controls and Procedures

      Evaluation of disclosure controls and procedures. Our chief executive officer and chief financial officer have reviewed our “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-14(c) and 15-d-14(c)) as of a date within 90 days before the filing date of this annual report. We refer to that date as the Evaluation Date. Our chief executive officer and chief financial officer have concluded that, as of the Evaluation Date, our disclosure controls and procedures were effective and designed to ensure that material information relating to us and our consolidated subsidiaries would be made known to them by others within those entities.

      Changes in internal controls. Subsequent to the Evaluation Date there were no significant changes in our internal controls or in other factors that could significantly affect those controls.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

GLENBOROUGH REALTY TRUST INCORPORATED:

      We have audited the accompanying consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED (a Maryland corporation) and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

      As discussed in note 2 to the consolidated financial statements, the Company has restated its consolidated statements of income, stockholders’ equity and cash flows for the year ended December 31, 2000 and its consolidated balance sheet as of December 31, 2001.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

January 31, 2003

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED BALANCE SHEETS

As of December 31, 2002 and 2001

	2002	2001

	(In thousands, except share
	amounts)
		(Restated,
		see Note 2)
ASSETS
Rental properties, gross	$1,323,939	$1,338,022
Accumulated depreciation	(171,701)	(146,198)

Rental properties, net	1,152,238	1,191,824
Properties held for sale (net of accumulated depreciation of $12,291)	95,697	—
Investments in land and development	78,529	98,105
Investments in unconsolidated operating joint ventures	7,822	7,076
Mortgage loans receivable	41,813	39,061
Cash and cash equivalents	5,029	4,410
Other assets	52,735	46,838

Total Assets	$1,433,863	$1,387,314

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage loans	$605,996	$588,420
Unsecured bank line	76,204	64,594
Obligations associated with properties held for sale	56,705	—
Other liabilities	22,490	23,123

Total liabilities	761,395	676,137

Commitments and contingencies (Note 17)
Minority interest	40,910	47,168
Stockholders’ Equity:
Common stock, $0.001 par value, 27,927,698 and 26,938,804 shares issued and outstanding at December 31, 2002 and 2001, respectively	28	27
Preferred stock, $0.001 par value, $25.00 liquidation preference, 10,097,800 shares issued and outstanding at December 31, 2002 and 2001	10	10
Additional paid-in capital	785,051	770,207
Deferred compensation	(3,897)	(945)
Distributions in excess of accumulated earnings	(149,634)	(105,290)

Total stockholders’ equity	631,558	664,009

Total Liabilities and Stockholders’ Equity	$1,433,863	$1,387,314

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(In thousands, except share and per share
	amounts)
			(Restated, see
			Note 2)

REVENUE
Rental revenue	$177,940	$165,446	$225,070
Fees and reimbursements from affiliates	3,672	6,628	3,713
Interest and other income	5,391	5,392	8,296
Equity in earnings of Associated Company	—	—	1,455
Equity in earnings (losses) of unconsolidated operating joint ventures	329	246	(386)

Total revenue	187,332	177,712	238,148

EXPENSES
Property operating expenses	53,913	49,000	77,382
General and administrative	11,687	10,967	13,429
Depreciation and amortization	47,657	41,781	55,307
Interest expense	34,633	31,717	58,654
Provision for impairment of real estate assets	4,582	—	4,800
Provision for impairment of non-real estate assets	—	—	4,404

Total expenses	152,472	133,465	213,976

Income before gain on sales of real estate assets, minority interest, discontinued operations and extraordinary item	34,860	44,247	24,172
Net gain on sales of real estate assets	—	884	20,482

Income before minority interest, discontinued operations and extraordinary item	34,860	45,131	44,654
Minority interest	(291)	(2,745)	(3,307)

Net income before discontinued operations and extraordinary item	34,569	42,386	41,347
Discontinued operations (including net gain on sales of $6,704 in 2002)	(637)	3,221	2,799

Net income before extraordinary item	33,932	45,607	44,146
Net loss on early extinguishment of debt	(11,442)	(1,732)	(7,910)

Net income	22,490	43,875	36,236
Preferred dividends	(19,564)	(19,564)	(20,713)
Discount on preferred stock repurchases	—	—	12,335

Net income available to Common Stockholders	$2,926	$24,311	$27,858

Basic Per Share Data:
Income available to Common Stockholders before extraordinary item and discontinued operations	$0.55	$0.84	$1.12
Extraordinary item	(0.42)	(0.06)	(0.27)
Discontinued operations	(0.02)	0.12	0.10

Net income available to Common Stockholders	$0.11	$0.90	$0.95

Basic weighted average shares outstanding	27,524,059	26,974,963	29,295,250

Diluted Per Share Data:
Income available to Common Stockholders before extraordinary item and discontinued operations	$0.49	$0.83	$0.77
Extraordinary item	(0.37)	(0.05)	(0.26)
Discontinued operations	(0.02)	0.11	0.09

Net income available to Common Stockholders	$0.10	$0.89	$0.60

Diluted weighted average shares outstanding	30,915,237	30,517,525	29,831,671

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2002, 2001 and 2000

	Common Stock		Preferred Stock				Distributions
					Additional		in Excess of
		Par		Par	Paid-in	Deferred	Accumulated
	Shares	Value	Shares	Value	Capital	Compensation	Earnings	Total

	(In thousands)
Balance at December 31, 1999	30,821	$31	11,330	$11	$846,693	$(613)	$(61,788)	$784,334
Exercise of stock options	64	—	—	—	686	—	—	686
Conversion of Operating Partnership units into common stock*	337	—	—	—	4,780	—	—	4,780
Issuance of common stock related to merger of the Company and GC	162	—	—	—	2,615	—	—	2,615
Issuance of common stock to officers	40	—	—	—	645	(645)	—	—
Common and preferred stock repurchases	(4,430)	(4)	(1,232)	(1)	(92,580)	—	—	(92,585)
Amortization of deferred compensation	—	—	—	—	—	115	—	115
Discount on preferred stock repurchases*	—	—	—	—	(12,335)	—	12,335	—
Reallocation of limited partners’ interests in Operating Partnership*	—	—	—	—	20,492	—	—	20,492
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(71,093)	(71,093)
Net income*	—	—	—	—	—	—	36,236	36,236

Balance at December 31, 2000*	26,994	$27	10,098	$10	$770,996	$(1,143)	$(84,310)	$685,580

Exercise of stock options	5	—	—	—	327	—	—	327
Common stock repurchases	(60)	—	—	—	(1,116)	—	—	(1,116)
Amortization of deferred compensation	—	—	—	—	—	198	—	198
Unrealized gain on marketable securities	—	—	—	—	—	—	31	31
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(64,886)	(64,886)
Net income	—	—	—	—	—	—	43,875	43,875

Balance at December 31, 2001*	26,939	$27	10,098	$10	$770,207	$(945)	$(105,290)	$664,009

Exercise of stock options	801	1	—	—	10,858	—	—	10,859
Conversion of Operating Partnership units into common stock	56	—	—	—	1,151	—	—	1,151
Issuance of common stock to officers	164	—	—	—	3,150	(3,150)	—	—
Common stock repurchases	(32)	—	—	—	(674)	—	—	(674)
Amortization of deferred compensation	—	—	—	—	—	198	—	198
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	359	—	—	359
Unrealized loss on marketable securities	—	—	—	—	—	—	(31)	(31)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(66,803)	(66,803)
Net income	—	—	—	—	—	—	22,490	22,490

Balance at December 31, 2002	27,928	$28	10,098	$10	$785,051	$(3,897)	$(149,634)	$631,558

*	Restated, see Note 2.

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(in thousands)
			(Restated, see
			Note 2)

Cash flows from operating activities:
Net income	$22,490	$43,875	$36,236
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	52,912	47,892	59,490
Amortization of loan fees, included in interest expense (including discontinued operations)	2,331	1,574	2,504
Accrued interest on mortgage loans receivable	(2,752)	(1,811)	(2,075)
Minority interest in income from operations	291	2,745	3,307
Equity in earnings of Associated Company	—	—	(1,455)
Equity in (earnings) losses of unconsolidated operating joint ventures	(329)	(246)	386
Net gain on sales of real estate assets	(6,704)	(884)	(20,482)
Net loss on early extinguishment of debt	11,442	1,732	7,910
Provision for impairment of real estate assets (including discontinued operations)	15,845	—	4,800
Provision for impairment of non-real estate assets	—	—	4,404
Amortization of deferred compensation	198	198	115
Changes in certain assets and liabilities, net	(10,228)	(15,356)	(9,086)

Net cash provided by operating activities	85,496	79,719	86,054

Cash flows from investing activities:
Net proceeds from sales of rental property	77,152	107,314	467,419
Acquisition of rental properties	(124,040)	(109,951)	(49,989)
Payments for capital and tenant improvements	(26,028)	(21,942)	(22,764)
Deposits on prospective acquisitions	(2,000)	—	(2,273)
Investments in land and development	(20,682)	(49,707)	(48,356)
Investments in unconsolidated operating joint ventures	—	(86)	(2,832)
Distributions from unconsolidated operating joint ventures	—	—	535
Principal payments from mortgage loans receivable	—	—	2,407
Repayment of notes receivable	—	—	3,040
Payments from affiliates	—	—	200
Contribution to Associated Company	—	—	(25)
Distributions from Associated Company	—	—	1,258
Merger of Associated Company and the Company	—	—	7,705

Net cash (used for) provided by investing activities	(95,598)	(74,372)	356,325

The accompanying notes are an integral part of these financial statements.

(Continued on next page)

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS — (Continued)

For the Years Ended December 31, 2002, 2001 and 2000

	2002	2001	2000

	(in thousands)
			(Restated, see
			Note 2)

Cash flows from financing activities:
Proceeds from borrowings	$300,006	$447,688	$310,360
Repayment of borrowings	(217,136)	(479,306)	(485,336)
Prepayment penalties on loan payoffs	(10,010)	(849)	(2,708)
Contributions from minority interest holders	27	147	—
Distributions to minority interest holders	(5,304)	(5,137)	(5,990)
Dividends paid to common and preferred stockholders	(66,803)	(64,886)	(71,093)
Exercise of stock options	10,859	327	686
Repurchases of common stock	(674)	(1,116)	(74,066)
Repurchases of preferred stock	—	—	(18,519)

Net cash provided by (used for) financing activities	10,965	(103,132)	(346,666)

Net increase (decrease) in cash and cash equivalents	$863	$(97,785)	$95,713
Cash and cash equivalents at beginning of year	4,410	102,195	6,482

Cash and cash equivalents at end of year before adjustment for properties held for sale	$5,273	$4,410	$102,195
Cash and cash equivalents at properties held for sale	(244)	—	—

Cash and cash equivalents at end of year	$5,029	$4,410	$102,195

Supplemental disclosure of cash flow information:
Cash paid for interest (net of capitalized interest of $3,939, $4,573 and $3,777 in 2002, 2001 and 2000, respectively)	$36,876	$37,483	$62,645

Supplemental disclosure of Non-Cash Investing and Financing Activities:
Assumption of mortgage loans in acquisition of real estate	$3,882	$82,203	$4,300

Disposition of real estate involving buyer’s assumption of mortgage loans	$4,850	$4,248	$120,517

Transfer of real estate assets from investments in land and development and unconsolidated operating joint ventures	$36,494	$39,250	$327

Note receivable from sale of investment in development	$3,775	$—	$—

Reallocation of limited partners’ interests in Operating Partnership	$359	$—	$20,492

Conversion of Operating Partnership units into common stock, at market value on date of issuance	$1,151	$—	$4,780

Redemption of Operating Partnership units	$—	$—	$2,586

Issuance of Common Stock in merger of Associated Company and the Company	$—	$—	$2,615

Unrealized gain (loss) on marketable securities	$(31)	$31	$—

The accompanying notes are an integral part of these financial statements.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2002 and 2001

Note 1.     Organization

      Glenborough Realty Trust Incorporated (the “Company”) was incorporated in the State of Maryland on August 26, 1994. The Company commenced operations on January 1, 1996. The Company has elected to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”). The common and preferred stock of the Company (the “Common Stock” and the “Preferred Stock”, respectively) are listed on the New York Stock Exchange (“NYSE”) under the trading symbols “GLB” and “GLB Pr A”, respectively.

      As of December 31, 2002, 27,927,698 shares of Common Stock and 10,097,800 shares of Preferred Stock were issued and outstanding. Common and preferred shares authorized are 188,000,000 and 12,000,000, respectively. Assuming the issuance of 3,012,024 shares of Common Stock issuable upon redemption of 3,012,024 partnership units in the Operating Partnership (as defined below), there would be 30,939,722 shares of Common Stock outstanding as of December 31, 2002. In 1999 and 2000, the Company’s Board of Directors authorized the repurchase of up to 8,210,700 shares of common stock and 3,450,000 shares of preferred stock. As of December 31, 2002, 6,179,316 shares of Common Stock and 1,402,200 shares of Preferred Stock have been repurchased at a total cost of approximately $124 million.

      The Company’s Preferred Stock has a $25.00 per share liquidation preference and is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock (equivalent to a conversion rate of 0.7615 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment in certain circumstances. Except in certain instances relating to the preservation of the Company’s status as a REIT, the 7 3/4% Series A Convertible Preferred Stock is not redeemable prior to January 16, 2003. On and after January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, initially at 103.88% of the liquidation preference per share, and thereafter at prices declining to 100% of the liquidation preference on and after January 16, 2008, plus in each case accumulated, accrued and unpaid dividends, if any, to the redemption date.

      To maintain the Company’s qualification as a REIT, no more than 50% of the value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company’s Articles of Incorporation provide for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

      The Company, through its majority owned subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company’s principal consolidated subsidiary, in which it holds a 1% general partner interest and a 89.26% limited partner interest at December 31, 2002, is Glenborough Properties, L.P. (the “Operating Partnership”). Each of the holders of the remaining interests in the Operating Partnership (“OP Units”) has the option to redeem its OP Units and to receive, at the option of the Company, in exchange for each OP Unit, either (i) one share of common stock of the Company, or (ii) cash equal to the fair market value of one share of common stock of the Company. As of December 31, 2002, the Operating Partnership, directly and through the subsidiaries in which it and the Company own 100% of the ownership interests, controls a portfolio of 74 real estate projects.

      Prior to October 24, 2000, the Operating Partnership held 100% of the non-voting preferred stock of Glenborough Corporation (“GC” or the “Associated Company”). GC provided partnership administration, asset management, property management and development services to a group of unaffiliated partnerships, which included three public partnerships sponsored by Rancon Financial Corporation, an unaffiliated

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

corporation which has real estate assets in the Inland Empire region of Southern California (the “Rancon Partnerships”).

      Effective October 24, 2000, GC merged with the Company. In the merger, the Company received the net assets of GC, including the contract to manage the Rancon Partnerships, in exchange for its preferred stock of GC. In addition, the Company redeemed GC’s OP units and issued approximately 162,000 shares of common stock to GC’s common stock holders.

Note 2.     Restatement

      In order to comply with the requirements of Statement of Financial Accounting Standards No. 144 — “Accounting for the Impairment or Disposal of Long-Lived Assets”, which requires restatement of financial statements for discontinued operations, the Company asked its current auditor, KPMG LLP, to conduct a re-audit of its financial statements for the years ended December 31, 2000 and 2001. This was necessary as Arthur Andersen, the Company’s former auditor, is no longer able to perform public company audits. As a result of the re-audit, certain adjustments have been made to the Company’s 2000 and 2001 financial statements. The net effect on the net income allocable to common shareholders for the year ended December 31, 2000 was an increase of approximately $9.7 million. There was no effect on net income allocable to common shareholders for the year ended December 31, 2001. The restated consolidated financial statements reflect the following adjustments for the years ended December 31, 2000 and 2001:

•	An increase of $12.3 million in net income allocable to common shareholders relating to a non-cash gain for the discount on the repurchase of preferred stock during the year ended December 31, 2000.

•	A decrease of $1 million in the net gain on sales of real estate assets and investments in unconsolidated operating joint ventures reflecting a loss realized on the contribution of a property to a joint venture during the year ended December 31, 2000.

•	A decrease of $393,000 in rental revenue for the year ended December 31, 2000, relating to the reversal of cash rent collected and recognized from a tenant that now will be amortized over the life of the lease.

•	An increase of $76,000 in general and administrative expenses relating to the expensing of certain costs relating to a software installation during the year ended December 31, 2000. These costs were originally capitalized and were being amortized over the life of the software.

•	A reclassification of $1.1 million for an operating partnership unit conversion from the year 2001 to the year 2000. The effect of this reclassification is to decrease additional paid-in capital and rental properties in 2000.

•	A reclassification of $20.5 million from minority interest to additional paid-in capital to reflect a decrease in the minority partners’ ownership in the net assets of the Operating Partnership at December 31, 2000.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The previously reported amounts and restated amounts for 2000 and 2001 are as follows (dollars in thousands, except per share amounts):

	2000		2001

	As Previously		As Previously
	Reported	Restated	Reported	Restated

Consolidated Balance Sheets:
Rental properties, gross	$1,208,566	$1,207,431	$(2)		$(2)
Investments in unconsolidated operating joint ventures	9,119	8,106	8,089	7,076
Other assets	42,803	42,727	46,914	46,838
Total Assets	1,371,158	1,368,934	1,388,403	1,387,314
Other liabilities	26,871	27,264	22,730	23,123
Minority interest	68,754	49,413	66,509	47,168
Additional paid-in capital	763,974	770,996	762,050	770,207
Distributions in excess of accumulated earnings	(94,012)	(84,310)	(114,992)	(105,290)
Total Liabilities and Stockholders’ Equity	1,371,158	1,368,934	1,388,403	1,387,314

	2000

	As Previously
	Reported(1)	Restated

Consolidated Statements of Operations:
Rental revenue	$225,464	$225,070
General and administrative	13,353	13,429
Net gain on sale of real estate assets	21,495	20,482
Minority interest	(2,157)	(3,307)
Net income	38,869	36,236
Discount on preferred stock buyback	—	12,335
Net income available to common stockholders	18,156	27,858
Net income per common share:
Basic	$0.62	$0.95
Diluted	$0.62	$0.60

(1)	Reflects adjustment for 2002 discontinued operations.

(2)	No change to previously reported numbers.

      The 2000 and 2001 consolidated financial statements included herein and the accompanying footnotes reflect these restated amounts.

Note 3.     Summary of Significant Accounting Policies

Basis of Presentation

      The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2002 and 2001, and the consolidated results of operations and cash flows of

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the Company and its subsidiaries for the years ended December 31, 2002, 2001 and 2000. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

Reclassifications

      Certain prior year balances have been reclassified to conform to the current year presentation, with no effect on consolidated results of operations.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) approved for issuance SFAS No. 141, “Business Combinations.” SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The Company is required by SFAS No. 141 to allocate portions of the purchase price for a building to above and below market rate leases and lease origination costs. The impact of adopting SFAS No. 141 is discussed in Note 4.

      In June 2001, the FASB approved for issuance SFAS No. 142, “Goodwill and Other Intangible Assets.” The provisions of SFAS No. 142 were effective January 1, 2002, for the Company. Under SFAS No. 142, goodwill and intangible assets with indefinite lives will not be amortized but will be tested for impairment annually using a fair value approach, except in certain circumstances, and whenever there is an impairment indicator. Other intangible assets will continue to be valued and amortized over their estimated lives. This standard did not have a material impact on the Company’s consolidated financial position or results of operations.

      In August 2001, the FASB approved for issuance SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 broadens the presentation of discontinued operations to include more transactions and eliminates the need to accrue for future operating losses. Additionally, SFAS No. 144 prohibits the retroactive classification of assets as held for sale and requires revisions to the depreciable lives of long-lived assets to be abandoned. The Company adopted SFAS No. 144 on January 1, 2002. See Note 5 for further discussion.

      In November 2002, the FASB approved for issuance FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

      In December 2002, the FASB approved for issuance SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” SFAS 148 amends SFAS 123 “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

reported results. The measurement provisions of SFAS 148 are effective for fiscal years beginning after December 15, 2002. The disclosure provisions are effective for financial statements of interim and annual periods ending after December 15, 2002. Management does not expect this standard to have a material impact on the Company’s consolidated financial position or results of operations.

      In January 2003, the FASB approved for issuance FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities.” FIN 46 clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The disclosure requirements of FIN 46 are effective for all financial statements initially issued after January 31, 2003. It is possible that certain of the entities through which and with which the Company conducts business, including those described in Notes 6 and 8 will be deemed to be Variable Interest Entities under the provisions of FIN 46. The total assets and liabilities of such entities were approximately $256 million and $191 million at December 31, 2002. The Company’s maximum exposure to loss would be equal to its investments in these arrangements, plus the related debt guarantees, as described in Note 6. The disclosures provided reflect management’s understanding and analysis of FIN 46 based upon information currently available. The evaluation of the Company’s various arrangements is ongoing and is subject to change in the event additional interpretive guidance is provided by the Financial Accounting Standards Board or others.

Stock Based Compensation

      The Company accounts for the fair value of the options and bonus grants in accordance with APB Opinion No. 25. As of December 31, 2002, 266,241 shares of bonus grants were outstanding under the Plan. The fair value of the shares granted has been recorded as deferred compensation in the accompanying financial statements and is being charged to earnings ratably over the respective vesting periods that range from 5 to 10 years. As a result, additional compensation expense of $198,700, $197,892 and $115,020 was recognized during the years ended December 31, 2002, 2001 and 2000, respectively, which is included in general and administrative expense on the accompanying consolidated statements of income. The exercise price of each incentive stock option granted is greater than or equal to the per-share fair market value of the Common Stock on the date the option is granted and, as such, no compensation expense has been recognized. The options vest over periods between 1 and 6 years, and have a maximum term of 10 years.

      As permitted by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-based Compensation” (SFAS 123), the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans,

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

consistent with the method of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except for per share amounts).

	2002	2001	2000

			(Restated,
			see Note 2)
Net income available to Common Stockholders
As reported	$2,926	$24,311	$27,858
SFAS No. 123 Adjustment	(1,002)	(1,786)	(2,331)

Pro forma	$1,924	$22,525	$25,527

Basic earnings per share
As reported	$0.11	$0.90	$0.95
SFAS No. 123 Adjustment	(0.04)	(0.07)	(0.08)

Pro forma	$0.07	$0.83	$0.87

Diluted earnings per share
As reported	$0.10	$0.89	$0.60
SFAS No. 123 Adjustment	(0.03)	(0.06)	(0.08)

Pro forma	$0.07	$0.83	$0.52

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2002, 2001 and 2000, respectively: expected dividend yield of 8.42%, 9.09% and 10.44%, expected volatility of 27.94%, 28.42% and 28.77% and weighted average risk-free interest rate of 3.28%, 4.73% and 5.09%. Average expected lives of 3.73, 5.49 and 4.20 years were used in 2002, 2001 and 2000, respectively. Based on these assumptions, the weighted average fair value of options granted would be calculated as $2.17, $1.93 and $1.57 in 2002, 2001 and 2000, respectively. Compensation cost has been adjusted by 5.42%, 4.50% and 18.27% in 2002, 2001 and 2000, respectively, to account for assumed forfeitures based on historical experience and management expectations.

Rental Properties

      Rental properties are stated at cost, net of accumulated depreciation, unless circumstances indicate that cost, net of accumulated depreciation, cannot be recovered, in which case, the carrying value of the property is reduced to estimated fair value. Estimated fair value: (i) is based upon the Company’s plans for the continued operation of each property; and (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized net operating income based upon the age, construction and use of the building. The fulfillment of the Company’s plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company’s properties could be materially different than current expectations.

      Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Buildings and Improvements	5 to 40 years
Tenant Improvements	Term of the related lease
Furniture and Equipment	5 to 7 years

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Expenditures for maintenance and repairs are charged to operations as incurred. Maintenance expenditures include planned major maintenance activities such as painting, paving, HVAC and roofing repair costs. The Company expenses costs as incurred and does not accrue in advance of planned major maintenance activities. Significant renovations or betterments that extend the economic useful lives of assets are capitalized.

Investments in Land and Development

      The Company, through mezzanine loans and equity contributions, invests in various development alliances with projects currently under development. The interest on advances and other direct project costs incurred by the Company are capitalized to the investments during the period in which the projects are under development. See Note 6 for further discussion.

Investments in Unconsolidated Operating Joint Ventures

      The Company’s investments in operating joint ventures are accounted for using the equity method. The Company does not hold a controlling interest in any operating joint venture. See Note 7 for further discussion.

Mortgage Loans Receivable

      The Company monitors the recoverability of its mortgage loans receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains financial information concerning the operation of the properties. Interest on mortgage loans receivable is recognized as revenue as it accrues during the period the loan is outstanding. Mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then such loan will be considered to be impaired and its recorded amount will be reduced to the estimated fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company’s collection on its mortgage loans receivable will be different than the recorded amounts. See Note 8 for further discussion.

Cash and Cash Equivalents

      The Company considers short-term investments (including certificates of deposit) with a maturity of three months or less at the time of investment to be cash equivalents.

Fair Value of Financial Instruments

      For certain financial instruments, including cash and cash equivalents, accounts receivable (included in other assets), accounts payable and accrued liabilities (included in other liabilities), recorded amounts approximate fair value due to the relatively short maturity period. Based on interest rates that the Company would be able to obtain for mortgage loans to third parties with similar terms, the carrying value of the Company’s mortgage loans receivable approximates fair value. Based on interest rates available to the Company for debt with comparable maturities and other terms, the carrying value of the Company’s notes payable approximates fair value.

Derivative Financial Instruments

      The Company may use derivative financial instruments in the event that it believes such instruments will be an effective hedge against fluctuations in interest rates on a specific borrowing. Derivative financial instruments such as forward rate agreements or interest rate swaps may be used in this capacity. To the extent

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such instruments do not qualify as hedges, they will be accounted for on a mark-to-market basis and recorded in earnings each period as appropriate.

      At December 31, 2002 and 2001, the Company was not a party to any open interest rate protection agreements other than the interest rate cap contract entered into in December 2001 as discussed in Note 10.

Deferred Financing and Other Fees

      Fees paid in connection with the financing and leasing of the Company’s properties, including costs allocated to the origination of leases in place at properties acquired by the Company, are amortized over the term of the related notes payable or leases and are included in other assets.

Minority Interest

      Minority interest represents the 9.74% and 10.23% limited partner interests in the Operating Partnership not held by the Company at December 31, 2002 and 2001, respectively. The Company periodically adjusts the carrying value of minority interest to reflect its share of the book value of the Operating Partnership. Such adjustments are recorded to stockholders’ equity as a reallocation of limited partnership interest in the Operating Partnership.

Revenues

      The Company recognizes rental revenue on a straight-line basis at amounts that it believes it will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as the Company’s collection experience and the credit quality of the Company’s tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that the Company has previously recognized as revenue, or if other tenants pay rent whom the Company previously estimated would not. SFAS No. 141 requires the Company to allocate a portion of the purchase price of a building to above market and below market rate leases. An above market rate lease results in an asset which is amortized over the lease term of the leases in the acquired building and results in a reduction to rental revenue. A below market rate lease results in a liability which is amortized over the lease term of the leases in the acquired building and results in an increase to rental revenue. The unamortized portion of these obligations are included in other assets and other liabilities in the accompanying consolidated balance sheets.

      The Company’s portfolio of leases turns over continuously, with the number and value of expiring leases varying from year to year. The Company’s ability to re-lease the space to existing or new tenants at rates equal to or greater than those realized historically is impacted by, among other things, the economic conditions of the market in which a property is located, the availability of competing space, and the level of improvements which may be required at the property. No assurance can be given that the rental rates that the Company will obtain in the future will be equal to or greater than those obtained under existing contractual commitments.

      Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenses are incurred. Differences between estimated and actual amounts are recognized in the subsequent year.

      For the years ended December 31, 2002, 2001 and 2000, no tenants represented 10% or more of rental revenue of the Company.

      Fee and reimbursement revenue consists of property management fees, asset management fees, and transaction fees from the acquisition, disposition, refinancing, leasing and construction supervision of real estate for unconsolidated affiliates.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Sales of Real Estate

      The Company recognizes sales of real estate when a contract is in place, a closing has taken place, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Company does not have a substantial continuing involvement in the property. Each property is considered a separately identifiable component of the Company and is reported in discontinued operations when the operations and cash flows of the property have been (or will be) eliminated from the ongoing operations of the Company as a result of a disposal transaction.

Income Taxes

      The Company has elected to be taxed as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code of 1986, as amended. A real estate investment trust is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders, provided that at least 90% of taxable income is distributed. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to Federal income and excise taxes on its undistributed income. For the years ended December 31, 2002, 2001 and 2000, approximately 27%, 5% and 0%, respectively, of the distributions paid to common stockholders represented a return of capital for income tax purposes. For the years ended December 31, 2002, 2001 and 2000, none of the distributions paid to preferred stockholders represented a return of capital for income tax purposes. The Company has generally elected to distribute all of its taxable capital gain. For the years ended December 31 2002, 2001 and 2000, approximately 5%, 2% and 4%, respectively, of the distributions paid to common stockholders and approximately 7%, 2% and 4%, respectively, of the distributions paid to preferred stockholders represents a dividend taxable as long term capital gain. Approximately 3%, 1% and 27% of the distributions paid to common stockholders and 4%, 1% and 27% of the distributions paid to preferred stockholders represents a dividend taxable as unrecaptured Section 1250 gain for the years ended December 31, 2002, 2001 and 2000, respectively. The portion of the distributions other than return of capital, long term capital gain and unrecaptured Section 1250 gain is taxable as ordinary dividend income.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 4.     Rental Property

      The cost and accumulated depreciation of rental property as of December 31, 2002 and 2001 are as follows (in thousands):

					Net
		Buildings and		Accumulated	Recorded
	Land	Improvements	Total Cost	Depreciation	Value

2002:
Office properties	$138,597	$925,520	$1,064,117	$(134,968)	$929,149
Industrial properties and other	57,737	202,085	259,822	(36,733)	223,089

Total	$196,334	$1,127,605	$1,323,939	$(171,701)	$1,152,238

2001:
Office properties	$112,687	$841,178	$953,865	$(106,511)	$847,354
Industrial properties	67,097	252,692	319,789	(35,944)	283,845
Other	6,981	57,387	64,368	(3,743)	60,625

Total	$186,765	$1,151,257	$1,338,022	$(146,198)	$1,191,824

      The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 2002 are as follows (in thousands):

Year Ending
December 31,

2003	$155,100
2004	129,697
2005	102,421
2006	81,554
2007	60,860
Thereafter	119,969

$649,601

     Acquisitions

      In the third quarter of 2002, the Company acquired the Aventine, a 240,000 square foot multi-tenant office building located in La Jolla, California. The total acquisition cost of approximately $75 million was funded with a new $50 million dollar loan (as discussed in Note 10) and draws on the Credit Facility (as defined in Note 10).

      In the third quarter of 2002, from one of its development alliances, the Company acquired Gateway Office Four, a 63,000 square foot office property located in Denver, Colorado. The total acquisition cost of approximately $5.6 million was funded with proceeds from a tax-deferred exchange, a draw on the Credit Facility (as defined in Note 10) and the assumption of approximately $3.9 million in debt (as discussed in Note 10).

      In the second quarter of 2002, the Company placed in service a 65,000 build-to-suit office property, located in Westminster, Colorado, that it had independently developed for a tenant. This tenant occupies 100% of the building. The building cost of approximately $8.8 million was reclassified from Investments in Land and Development.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In the first quarter of 2002, the Company acquired First Financial Plaza, a six-story, 223,000 square foot multi-tenant office building located in Encino, California. The total acquisition cost of approximately $47.6 million was funded with a new $32.55 million loan (as discussed in Note 10) and the remainder in cash.

      In June 2001, the Financial Accounting Standards Board approved for issuance SFAS No. 141, “Business Combinations.” SFAS No. 141 requires that all business combinations initiated after June 30, 2001, use the purchase method of accounting. The Company adopted the provisions of SFAS No. 141 for four properties acquired since June 1, 2001. Intangible assets related to lease origination costs and above market rate leases recognized in those transactions amounted to $5.4 million. Liabilities related to below market rate leases recognized in those transactions amounted to $4.3 million.

Note 5.     Dispositions of Rental Property

      In 2002, the Company sold nine properties, including one multifamily, one retail and seven industrial. These assets were sold for an aggregate sales price of $85 million and generated a net gain of approximately $6,704,000.

      The nine properties sold in 2002 were:

			Date of	Building	Total Square
Property	Type	Location	Sale	Count	Footage/Units

Springs of Indian Creek	Multifamily	Carrollton, TX	4/25/02	1	519 units
Cross Creek Retail Centre	Retail	Indianapolis, IN	5/16/02	1	76,908 sf
Southworth-Milton	Industrial	Milford, MA	6/6/02	1	146,125 sf
Winnetka Industrial Center	Industrial	Crystal, MN	8/14/02	1	188,260 sf
Forest Street Business Center	Industrial	Marlborough, MA	10/31/02	1	32,500 sf
One Taft Industrial	Industrial	Totowa, NJ	11/04/02	1	120,943 sf
Coronado Industrial	Industrial	Anaheim, CA	12/17/02	1	95,732 sf
Springdale Commerce Center	Industrial	Santa Fe Springs, CA	12/18/02	1	144,000 sf
East Anaheim	Industrial	Anaheim, CA	12/26/02	1	106,232 sf

      In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gain or loss on sales of real estate for properties sold or classified as held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued operations” for all periods presented. In addition, real estate properties classified as held for sale are presented separately on the consolidated balance sheet. The four properties classified as held for sale at December 31, 2002 are:

			Building	Total Square
Property	Type	Location	Count	Footage/Units

Ashford Perimeter	Office	Atlanta, GA	1	287,997 sf
Bellanca Airport Park	Industrial	Los Angeles, CA	2	84,201 sf
Canyons	Multifamily	Fort Worth, TX	1	349 units
Covance Business Center	Industrial	Indianapolis, IN	1	333,600 sf

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The major classes of assets and liabilities of properties classified as held for sale at December 31, 2002 are (dollars in thousands):

ASSETS
Rental properties, gross	$104,154
Accumulated depreciation	(12,291)

Rental properties, net	91,863
Cash and cash equivalents	243
Other assets	3,591

Properties held for sale	$95,697

LIABILITIES
Mortgage loans	$52,717
Other liabilities	3,988

Obligations associated with properties held for sale	$56,705

      Below is a summary of the results of operations of sold and held for sale properties through their respective disposition dates, if applicable (dollars in thousands):

	Years Ended December 31,

	2002(1)	2001	2000

Rental revenue	$19,854	$23,237	$17,118
Interest and other income	17	38	16

Total revenue	19,871	23,275	17,134

Property operating expenses	6,581	7,860	5,526
Depreciation and amortization	5,255	6,109	4,183
Interest expense	4,113	6,085	4,626
Provision for impairment of real estate assets	11,263	—	—

Total expenses	27,212	20,054	14,335

Income/(loss) before net gain on sales of real estate	(7,341)	3,221	2,799
Net gain on sales of real estate	6,704	—	—

Discontinued operations	$(637)	$3,221	$2,799

(1)	Reflects 2002 operations through date of sale.

Note 6.     Investments in Land and Development

      The Company is independently developing approximately 116,000 square feet of commercial property, which is substantially completed and currently in the stabilization phase, in New Jersey and Maryland. As of December 31, 2002, the Company had invested approximately $15.1 million in these projects. Additionally, the Company has approximately 98 acres of land with a book value of approximately $21.9 million as of December 31, 2002. This land has potential for future development of approximately 1,355,000 square feet of office space. The Company is obligated to fund approximately $1.4 million towards these developments in 2003. The loans secured by certain of these development properties contain recourse provisions to the

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company in the aggregate amount of $15.4 million; however, some of the loans were not fully drawn as of December 31, 2002.

      The Company is currently involved in a number of alliances organized in limited liability companies and stock corporations which could ultimately result in the development of approximately 939,000 square feet of commercial and mixed-use properties in California and Colorado. These projects are currently in three different phases of development: approximately 425,000 square feet is substantially completed and in the stabilization phase, 64,000 square feet in the predevelopment phase and 450,000 square feet in the entitlement phase. The alliances grant the Company certain rights to purchase the properties upon completion of development. As of December 31, 2002, the Company had invested approximately $41.5 million in these alliances. In addition, the Company has acquired properties from them aggregating approximately $119.8 million since 1999. The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under these alliances, the Company has provided an aggregate of $48.7 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2002. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from approximately 1 to 2 years. The Company would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for the Company’s obligation to “stand-ready” to fund such guarantees. In the event that the Company must make payments under one of these guarantees, its only recourse is to the Limited Liability Companies that own the properties. No estimate of the amount that could be recovered by the Company in such an event can be made at this time.

Note 7.     Investments in Unconsolidated Operating Joint Ventures

      The Company’s investments in unconsolidated operating joint ventures are accounted for using the equity method. The Company records earnings on its investments equal to its ownership interest in the venture’s earnings (losses). Distributions are recorded as a reduction of the Company’s investment.

      The Company’s investments in unconsolidated operating joint ventures consist of the following as of December 31, 2002 and 2001 (dollars in thousands):

					Investment Balance at
					December 31,
	Ownership	Property	Square	Property
Joint Venture	Interest	Location	Footage	Type	2002	2001

						(Restated,
						see Note 2)
Rincon Center I & II	10%	San Francisco, California	741,000	Mixed-Use	$4,225	$4,045
2000 Corporate Ridge	10%	McLean, Virginia	256,000	Office	3,171	3,031
Gateway Retail I	50%	Denver, Colorado	12,000	Retail	426	—

					$7,822	$7,076

      During the first quarter of 2002, Gateway Retail I, a 12,000 square foot retail property partially owned through one of the Company’s development alliances, commenced operations and was reclassified from Investments in Land and Development to Investments in Unconsolidated Operating Joint Ventures. This property is being accounted for using the equity method.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 8.     Mortgage Loans Receivable

      The Company holds a first mortgage of approximately $41.8 million, including accrued interest of $1.9 million at December 31, 2002, secured by land at Gateway Park in Aurora, Colorado. Through December 31, 2002, the loan accrued interest at a fixed rate of 13% and matured in July 2005. Effective January 1, 2003, the loan was modified to reduce the interest rate to 6.5% as a result of changes in prevailing market interest rates since the original date of the loan and to extend the maturity date to July 2007. Periodic payments of interest and principal are received on the loan from proceeds of land parcel sales in the project. Gateway Park is a development project where the Company and the Pauls Corporation have an alliance and where the Company has also acquired property. In this arrangement, the Company has rights under certain conditions and subject to certain contingencies to purchase the properties upon completion of development and, thus, through this arrangement, the Company could acquire up to 5 million square feet of office space over the next ten years. No loan loss reserves have been recorded related to this loan.

Note 9.     Other Assets

      As of December 31, 2002 and 2001, other assets on the consolidated balance sheets consists of the following (in thousands):

	2002	2001

		(Restated,
		see Note 2)
Accounts receivable, net	$2,481	$3,011
Straight-line rent receivable, net	6,570	2,395
Prepaid expenses	4,313	4,188
Impound accounts	2,352	4,901
Note receivable	3,775	—
Deferred leasing and financing costs, net	27,510	22,983
Investment in management contracts	2,356	2,963
Corporate office fixed assets, net	2,601	2,860
Marketable securities, at fair value	—	3,157
Other	777	380

Total other assets	$52,735	$46,838

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 10.     Secured and Unsecured Liabilities

      The Company had the following mortgage loans, bank lines, and notes payable outstanding as of December 31, 2002 and 2001 (in thousands):

	2002	2001

Secured loans with various lenders, bearing interest at fixed rates between 4.83% and 8.13% at December 31, 2002 and 6.77% and 8.47% at December 31, 2001, with monthly principal and interest payments ranging between $19 and $292 and maturing at various dates through July 1, 2008. These loans are secured by properties with an aggregate net carrying value of $382,237 and $403,982 at December 31, 2002 and 2001, respectively	$274,966	$267,728
Secured loans with various lenders, bearing interest at variable rates ranging between 3.38% and 3.88% at December 31, 2002 and 4.12% and 4.37% at December 31, 2001, and maturing at various dates through December 5, 2005. These loans are secured by properties with an aggregate net carrying value of $207,023 and $158,069 at December 31, 2002 and 2001, respectively	149,936	99,247
Secured loan with an insurance company, net of unamortized discount of $1,801 and $2,110 at December 31, 2002 and December 31, 2001, respectively. The loan has two fixed rate components. The fixed rate component of $45,073 bears interest at 6.125%, matures on November 10, 2008, and requires monthly principal and interest payments of $296. The fixed rate component of $92,611 bears interest at 5.91%, matures on November 10, 2008, and requires monthly principal and interest payments of $595. The two components are cross-collateralized and are secured by properties with an aggregate net carrying value of $200,956 and $210,928 at December 31, 2002 and 2001, respectively. This loan was modified in the fourth quarter of 2002 as discussed below
	$137,684	$116,133
Secured loan with an insurance company, net of unamortized discount of $819 and $959 at December 31, 2002 and December 31, 2001, respectively. The loan has both a fixed rate and a variable rate component. The fixed rate component of $52,153 bears interest at 6.125%, matures on November 10, 2008, and requires monthly principal and interest payments of $343. The variable rate component of $43,974 bears interest at a floating rate of 30-day LIBOR plus 3.25% (4.63% at December 31, 2002 and 5.12% at December 31, 2001), matures on December 11, 2004, and requires monthly interest-only payments. The two components are cross-collateralized and are secured by properties with an aggregate net carrying value of $157,248 and $167,563 at December 31, 2002 and 2001, respectively
	96,127	105,312

Total mortgage loans	658,713	588,420

Unsecured $180,000 line of credit with a group of commercial banks (“Credit Facility”) with a variable interest rate of 30-day LIBOR plus 1.525% at December 31, 2002 and 30-day LIBOR plus 1.625% at December 31, 2001 (2.91% and 3.50%, respectively), monthly interest only payments and a maturity date of September 19, 2005, with one one-year extension option	76,204	64,594

Total secured and unsecured liabilities before adjustment for properties held for sale	$734,917	$653,014

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Mortgage loans on the Consolidated Balance Sheet as of December 31, 2002 are presented net of properties classified as held for sale. The following table reconciles total secured and unsecured liabilities from the table above to the amounts presented on the Consolidated Balance Sheet:

December 31,
2002

Total mortgage loans	$658,713
Properties held for sale (Note 6)	(52,717)

Total mortgage loans adjusted for properties held for sale	605,996
Unsecured bank line	76,204

Total secured and unsecured liabilities	$682,200

      In the fourth quarter of 2002, the Company closed a $50 million secured loan which replaced an existing loan secured by the Aventine located in La Jolla, California. The previous loan of $50 million, which was obtained at the closing of the Company’s acquisition of the Aventine (see below), had a floating rate of 30-day LIBOR plus 2% and an initial maturity date of August 27, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of January 1, 2008, and bears interest at a fixed rate of 4.99%. In connection with this payoff, the Company recognized a net loss on early extinguishment of debt of $357,000 due to the write-off of unamortized original issuance costs as discussed in Note 11 below.

      In the fourth quarter of 2002, the Company closed a $33 million secured loan which replaced an existing loan secured by First Financial Plaza located in Encino, California. The previous loan of $32.55 million, which was obtained at the closing of the Company’s acquisition of First Financial Plaza (see below), had a floating rate of 30-day LIBOR plus 2% and an initial maturity date of March 31, 2004, and was paid off with the proceeds from the new secured loan which has a maturity date of January 1, 2008, and bears interest at a fixed rate of 4.83%. In connection with this payoff, the Company recognized a net loss on early extinguishment of debt of $119,000 due to the write-off of unamortized original issuance costs as discussed in Note 11 below.

      In the fourth quarter of 2002, the Company closed an additional $23 million secured loan with an insurance company. This loan is an expansion and refinance of an existing $70.7 million loan secured by eleven properties, which had a maturity date of November 10, 2008 and a fixed interest rate of 6.125%. The new $93.7 million loan, which bears interest at a fixed rate of 5.91% and has a maturity date of November 10, 2008, is cross-collateralized with an existing $45.8 million loan. After the release of three properties from the loan pool replaced by the addition of two properties, the loans are secured by ten properties with an aggregate net book value of approximately $201 million at December 31, 2002. The excess proceeds from the new loan were used to pay down the Credit Facility as discussed below.

      In the fourth quarter of 2002, the Company closed a $75.7 million secured loan which replaced an existing loan secured by a group of properties. The previous loan of $42.4 million, which had a fixed rate of 7.50% and a maturity date of October 31, 2007, was paid off with the proceeds from the new secured loan which has a maturity date of December 5, 2005, and bears interest at a floating rate of 30-day LIBOR plus 2%. The excess proceeds from the new loan were used to pay down an existing loan secured by one property. This previous loan of $9.5 million had a fixed rate of 8.14% and a maturity date of October 1, 2003. The excess proceeds from the new loan were also used to pay down the Credit Facility as discussed below. In connection with these payoffs, the Company recognized a net loss on early extinguishment of debt of $9,234,000 due to the write-off of unamortized original issuance costs and prepayment penalties as discussed in Note 11 below.

      In the fourth quarter of 2002, related to the sale of two properties (as discussed in Note 5), approximately $8.5 million of the Company’s mortgage loans were paid off. In addition, a $3 million loan secured by one property was paid off before the maturity date. In connection with these payoffs, the Company recognized a

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

net loss on early extinguishment of debt of $840,000 due to the write-off of unamortized original issuance costs and prepayment penalties as discussed in Note 11 below.

      In the third quarter of 2002, in order to finance the acquisition of the Aventine (as discussed in Note 4), the Company obtained a $50 million loan. The loan had a maturity date of August 27, 2004, with a one-year extension option, and a floating rate of 30-day LIBOR plus 2%. This loan was refinanced in the fourth quarter of 2002 (see above).

      In the third quarter of 2002, in connection with the acquisition of Gateway Office Four (as discussed in Note 4), the Company assumed a $3.9 million loan. The loan has an initial maturity date of April 1, 2003, with three 6-month extension options, and bears interest at the floating rate of 30-day LIBOR plus 2%. The interest rate on this loan at December 31, 2002, was 3.38%.

      In the second quarter of 2002, related to the sale of three properties (as discussed in Note 5), approximately $37.1 million of the Company’s mortgage loans were paid off or assumed by the buyer. In connection with the payoffs and assumptions, the Company recognized a net loss on early extinguishment of debt of $892,000 due to the write-off of unamortized original issuance costs and prepayment penalties as discussed in Note 11 below.

      In the first quarter of 2002, in connection with the acquisition of First Financial Plaza (as discussed in Note 4), the Company obtained a $32.55 million loan. The loan had a maturity date of March 31, 2004, with a one-year extension option, and a floating rate of 30-day LIBOR plus 2.25%. This loan was refinanced in the fourth quarter of 2002 (see above).

      In the fourth quarter of 2001, the Company closed a $52.5 million secured loan with an insurance company (“Secured Financing”). The Secured Financing bears interest at a floating rate of 30-day LIBOR plus 3.25% (4.63% and 5.12% at December 31, 2002 and December 31, 2001, respectively) and has an initial maturity of December 11, 2004, with two one-year extension options. In connection with the Secured Financing, the Company entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expires over a term concurrent with the Secured Financing, is indexed to a 30-day LIBOR rate, is for a notional amount equal to the maximum amount available on the Secured Financing, and caps 30-day LIBOR to a maximum of 6%. As of December 31, 2002 and December 31, 2001, the 30-day LIBOR rate was 1.38% and 1.87%, respectively. The Company paid a $594,000 fee at the inception of the cap agreement. As discussed above, related to the sale of two properties, approximately $8.5 million of this loan was paid off and a related portion of the caplets were cancelled. Accordingly, approximately $97,000 of the caplet fee was charged to earnings. The remaining $497,000 fee is being charged to earnings as the caplets expire.

      Outstanding borrowings under the Credit Facility increased from $64,594,000 at December 31, 2001, to $76,204,000 at December 31, 2002. The increase was due to draws totaling $123,499,000 for the acquisition of properties (as discussed in Note 4), stock repurchases and development advances, offset by pay downs totaling $111,889,000 generated from the sales of properties, proceeds of stock option exercises and cash flow from operations. In September 2002, the maturity date on the Credit Facility was extended from June 2003 to September 2005, with one one-year extension option. The extended term carries an interest rate structure that is approximately 10 basis points below the previous rate. The Credit Facility requires, among other things, the Company to be in compliance with certain financial and operating covenants. The Company has been in compliance during all of 2002 and remains in compliance at December 31, 2002.

      Some of the Company’s properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by the Company.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The required principal payments on the Company’s debt for the next five years and thereafter, as of December 31, 2002, are as follows (in thousands). Included in the year ending December 31, 2005, is the Credit Facility balance of $76,204 which has an initial maturity of September 19, 2005.

Year Ending
December 31,

2003	$88,849
2004	52,416
2005	184,970
2006	105,631
2007	29,934
Thereafter	273,117

Total	$734,917

Note 11.     Net Loss on Early Extinguishment of Debt

      In connection with various loan payoffs, as discussed above, the Company recorded a net loss on early extinguishment of debt of $11,442,000 for the year ended December 31, 2002, consisting of the writeoff of unamortized original issuance costs and prepayment penalties.

      In connection with various loan payoffs, as discussed above, the Company recorded a net loss on early extinguishment of debt of $1,732,000 for the year ended December 31, 2001, consisting of the writeoff of unamortized original issuance costs and prepayment penalties.

      Net loss on early extinguishment of debt of $7,910,000 during the year ended December 31, 2000, primarily consisted of $7,360,000 of losses due to prepayment penalties and writeoff of unamortized loan fees upon the payoff of approximately $257.4 million of the Company’s mortgage loans which were paid off or assumed by the buyer in connection with the sale of the Company’s multifamily portfolio. Additionally, in connection with the retirement of the Company’s unsecured Series A Senior Notes, the Company recorded a net loss on early extinguishment of debt of $550,000 which consisted of $931,000 of gains on retirement offset by $1,481,000 of losses due to the writeoff of unamortized original issuance costs.

Note 12.     Related Party Transactions

      Fee and reimbursement income earned by the Company from related parties totaled $3,672,000, $6,628,000, and $3,713,000 for the years ended December 31, 2002, 2001 and 2000, respectively, and consisted of property management fees, asset management fees and other fee income. In addition, the Company paid GC property management fees and salary reimbursements totaling $931,000 for the year ended December 31, 2000, for management of a portfolio of residential properties owned by the Company, which is included in property operating expenses and general and administrative expenses on the accompanying consolidated statements of income. As discussed in Note 1, effective October 24, 2000, GC merged with the Company.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 13.     Earnings Per Share

      Earnings per share are as follows (in thousands, except for weighted average shares and per share amounts):

	Years Ended December 31,

	2002	2001	2000

			(Restated, see
			Note 2)
Net income available to common Stockholders — Basic	$2,926	$24,311	$27,858
Discount on preferred stock repurchased, net of minority interest	—	—	(10,001)
Minority interest	291	2,745	—

Net income available to common Stockholders — Diluted	$3,217	$27,056	$17,857

Weighted average shares:
Basic	27,524,059	26,974,963	29,295,250
Stock options	371,840	469,834	249,200

Restricted stock	(47,734)	—	—
Preferred stock repurchased	—	—	287,221
Convertible Operating Partnership Units	3,067,072	3,072,728	—

Diluted	30,915,237	30,517,525	29,831,671

Basic earnings per share	$0.11	$0.90	$0.95
Diluted earnings per share	$0.10	$0.89	$0.60

      The preferred stock not repurchased in 2000 and which remains outstanding in 2001 and 2002 has been excluded from the calculation of diluted earnings per share as it is anti-dilutive in all periods presented. Options to purchase 2,851,903 shares of the Company’s common stock were not included in the computation of diluted earnings per share for the year ended December 31, 2002 because their exercise prices were greater than the average market price of the Company’s common stock of $20.43 per share. Options to purchase 3,676,352 shares of the Company’s common stock for the year ended December 31, 2001 were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $18.50 per share. Options to purchase 3,428,985 shares of the Company’s common stock for the year ended December 31, 2000 were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the Company’s common stock of $16.10 per share. Operating Partnership units convertible into 3,479,352 shares of the Company’s common stock were not included in the 2000 computation of diluted earnings per share as they were anti-dilutive.

Note 14.     Stock Compensation Plan

      In May 1996, the Company adopted an employee stock incentive plan (the “Plan”) to provide incentives to attract and retain high quality executive officers and key employees. Certain amendments to the Plan were ratified and approved by the stockholders of the Company at the Company’s 1997 Annual Meeting of Stockholders. The Plan, as amended, provides for the grant of (i) shares of Common Stock of the Company, (ii) options, stock appreciation rights (“SARs”) or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights (“DERs”), Performance Units or Preference Shares. The total number of shares of Common Stock available under the Plan is equal to the greater of 1,140,000 shares or 8% of the number of shares outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock or securities convertible into shares of Common Stock; provided that the maximum aggregate number of shares of Common Stock available for issuance under the Plan may not be reduced. For purposes of calculating the number of shares of Common Stock available under the Plan, all classes of securities of the Company and its related entities that are convertible presently or in the future by the security holder into shares of Common Stock or which may presently or in the future be exchanged for shares of Common Stock pursuant to redemption rights or otherwise, shall be deemed to be outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares as to which incentive stock options, one type of security available under the Plan, may be granted under the Plan may not exceed 1,140,000 shares. In May 1999, the Company’s stockholders approved the grant of 700,000 non-qualified stock options to Robert Batinovich, CEO of the Company, and 300,000 non-qualified stock options to Andrew Batinovich, COO of the Company, outside the Plan, at exercise prices ranging from $27.03 to $37.84. As of December 31, 2002, 3,223,743 options to purchase shares of Common Stock were outstanding under the Plan, including the 1,000,000 stock options granted to Robert Batinovich and Andrew Batinovich as described above.

      A summary of the status of the Company’s stock option plan as of December 31, 2002, 2001 and 2000, and changes during the years then ended are presented in the table below:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Avg		Avg		Avg
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	4,146,186	$20.23	3,683,186	$20.53	4,583,786	$22.13
Granted	5,000	$20.69	640,000	$17.79	497,000	$15.91
Exercised	(801,776)	$13.54	(15,000)	$14.00	(53,500)	$15.00
Forfeited/ Cancelled	(125,667)	$16.72	(162,000)	$18.02	(1,344,100)	$24.36

Outstanding at end of year	3,223,743	$22.03	4,146,186	$20.23	3,683,186	$20.53
Exercisable at end of year	2,090,529	$25.06	2,661,802	$22.23	948,332	$17.07

      The following table summarizes information about stock options outstanding at December 31, 2002:

	Options Outstanding
				Options Exercisable
		Weighted-
	Number	Average	Weighted-	Number	Weighted-
	Outstanding	Remaining	Average	Exercisable at	Average
Range of Exercise Prices	at 12/31/02	Contractual Life	Exercise Price	12/31/02	Exercise Price

$11.35 to $15.14	596,479	4.8 years	$13.42	274,483	$14.37
$15.14 to $18.92	1,051,998	6.8 years	$17.24	354,489	$16.92
$18.92 to $22.70	540,266	4.8 years	$21.31	432,377	$21.38
$22.70 to $26.49	23,000	4.8 years	$25.07	20,180	$25.07
$26.49 to $30.27	345,333	5.7 years	$27.13	342,333	$27.11
$30.27 to $34.06	333,333	5.8 years	$32.44	333,333	$32.44
$34.06 to $37.84	333,334	5.8 years	$37.84	333,334	$37.84

	3,223,743		$22.03	2,090,529	$25.06

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 15.     Retirement Benefits

      In 2000, the Company entered into retirement agreements with certain of its executive officers providing for annual payments following retirement, based on years of service and subject to vesting requirements of up to 10 years. During the years ended December 31, 2002, 2001 and 2000, the Company recognized general and administrative expense of approximately $771,000, $705,000 and $3.3 million, respectively, representing the currently vested portion. Future costs for these agreements will be accrued over the vesting periods.

Note 16.     Provisions for Impairment of Assets

Provision for Impairment of Real Estate Assets

      During 2002, provisions totaling $15,845,000 were recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Georgia, Florida and Pennsylvania; one industrial, located in Pennsylvania and one multifamily, located in Texas. Of the total provision, approximately $11,263,000 relates to property held for sale at December 31, 2002.

      During 2000, a loss provision in the amount of $4,800,000 was recorded to provide for a decrease in the estimated fair value of a 418,458 square foot office property located in Memphis, Tennessee. In addition to a softening in the Memphis office market, the Company was notified by Federal Express, a major tenant occupying 121,218 square feet, or 29%, of this property, of its plans not to renew their lease upon expiration in September 2001.

Provision for Impairment of Non-Real Estate Assets

      During 2000, in connection with the Company’s decision to sell its multifamily portfolio, the Company recorded an impairment charge of approximately $4.4 million relating to the writeoff of certain corporate office fixed assets.

Note 17.     Commitments and Contingencies

Environmental Matters

      The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow.

General Uninsured Losses

      The Company, or in certain instances, tenants of the properties, carry comprehensive liability, fire and extended coverage with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. In addition, although the Company’s existing policies of insurance covering property damage do not exclude coverage for acts of terrorism, it is possible that such an exclusion could be imposed by an insurance carrier either during the current policy term upon satisfaction of certain notice requirements, or upon future policy renewal, in which case any losses from acts of terrorism might be uninsured. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Litigation

      Certain claims and lawsuits have arisen against the Company in its normal course of business. Based on advise from legal counsel, the Company believes that such claims and lawsuits will not have a material adverse effect on the Company’s financial position, cash flow or results of operations.

Note 18.     Segment Information

      During the years ended December 31, 2002 and 2001, the Company owned a portfolio of properties comprised primarily of two product types: office and industrial. During the year ended December 31, 2000, the Company’s portfolio was comprised of five product types: office, industrial, retail, multifamily and hotel. Each of these product types represents a reportable segment with distinct uses and tenant types that require the Company to employ different management strategies. Each segment contains properties located in various regions and markets within the United States. The office portfolio consists primarily of suburban office buildings. The industrial portfolio consists of properties designed for warehouse, distribution and light manufacturing for single-tenant or multi-tenant use. The retail portfolio consisted primarily of community shopping centers anchored with national or regional supermarkets or drug stores. The properties in the multifamily portfolio were apartment buildings with units rented to residential tenants on either a month-by-month basis or for terms of one year or less. The Company’s hotel operations during the year ended December 31, 2000 were from one 227-room property leased to and operated by a third party. In December 2000, 36 of the Company’s multifamily properties and the one remaining hotel property were sold. As of December 31, 2002, the Company owns one multifamily Property with 349 units located in Texas.

      The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance of its property types based on net operating income derived by subtracting rental expenses and real estate taxes (operating expenses) from rental revenues. Significant information used by the Company for its reportable segments (excluding discontinued operations) as of and for the years ended December 31, 2002, 2001 and 2000 is as follows (in thousands):

	Office	Industrial	Retail	Multi-family	Hotel	Total

2002
Rental revenue	$148,871	$29,069	$—	$—	$—	$177,940
Property operating expenses	52,478	7,176	—	—	—	59,654

Net operating income (NOI)	$96,393	$21,893	$—	$—	$—	$118,286

Real estate assets, net	$929,149	$223,089	$—	$—	$—	$1,152,238

2001
Rental revenue	$130,866	$30,673	$1,645	$2,262	$—	$165,446
Property operating expenses	46,885	7,322	303	(158)	—	54,352

Net operating income (NOI)	$83,981	$23,351	$1,342	$2,420	$—	$111,094

Real estate assets, net	$847,354	$283,845	$5,535	$55,090	$—	$1,191,824

2000 (Restated, see Note 2)
Rental revenue	$119,892	$30,377	$7,365	$66,618	$818	$225,070
Property operating expenses	44,475	7,514	2,418	30,323	229	84,959

Net operating income (NOI)	$75,417	$22,863	$4,947	$36,295	$589	$140,111

Real estate assets, net	$743,667	$280,665	$38,621	$29,416	$—	$1,092,369

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a reconciliation of segment revenues, income and assets to consolidated revenues, income and assets for the periods presented above (in thousands):

	2002	2001	2000

			(Restated,
			see
			Note 2)
Revenues
Total revenue for reportable segments	$177,940	$165,446	$225,070
Other revenue(1)	9,392	12,266	13,078

Total consolidated revenues	$187,332	$177,712	$238,148

Net Income
NOI for reportable segments	$118,286	$111,094	$140,111
Elimination of internal property management fees	5,741	5,352	7,577
Unallocated amounts:
Other revenue(1)	9,392	12,266	13,078
General and administrative expenses	(11,687)	(10,967)	(13,429)
Depreciation and amortization	(47,657)	(41,781)	(55,307)
Interest expense	(34,633)	(31,717)	(58,654)
Provision for impairment of real estate assets	(4,582)	—	(4,800)
Provision for impairment of non-real estate assets	—	—	(4,404)

Income before net gain on sales of real estate assets, minority interest, discontinued operations and extraordinary item	$34,860	$44,247	$24,172

(1)	Other revenue includes fee income, interest and other income, equity in earnings of Associated Company and equity in earnings (losses) of unconsolidated operating joint ventures.

Note 19.     Subsequent Events

Acquisition

      In January 2003, the Company acquired 1525 Wilson Boulevard in Arlington, Virginia, for a purchase price of $71.25 million. This property is a 12-story, 305,111 square foot office building with a three-level underground parking garage. Constructed in 1987, the property is situated on “The Hill” within Rosslyn, one of the country’s strongest suburban office markets, and is 91% occupied at present. The property’s location across the Potomac River from Washington, D.C. provides convenient access to the Rosslyn Metrorail Station as well as close proximity to Interstate 66, Route 50, Washington, D.C. and Reagan National Airport. The purchase price was funded with a new mortgage loan and the proceeds from the disposition of several industrial properties in the fourth quarter, as well as two industrial property sales in the first quarter of 2003, as discussed below.

Dispositions

      In January 2003, the Company sold two industrial properties for an aggregate sales price of $38.6 million which generated a gain on sale of real estate assets of approximately $3.1 million. The net proceeds from the sales were used to purchase 1525 Wilson Boulevard as discussed above.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 20.     Unaudited Quarterly Results of Operations

      The following represents an unaudited summary of quarterly results of operations for the years ended December 31, 2002 and 2001 (in thousands, except for weighted average shares and per share amounts):

	Quarter Ended

	March 31,	June 30,	Sept 30,	Dec 31,
	2002	2002	2002	2002

REVENUE
Rental revenue	$40,938	$44,737	$45,195	$47,070
Fees and reimbursements from affiliates	1,041	842	832	957
Interest and other income	2,887	703	774	1,027
Equity in earnings of unconsolidated operating joint ventures	58	65	100	106

Total revenue	44,924	46,347	46,901	49,160

EXPENSES
Property operating expenses	12,318	13,106	13,866	14,623
General and administrative	3,217	2,293	2,319	3,858
Depreciation and amortization	10,807	11,651	11,940	13,259
Interest expense	8,174	8,530	8,762	9,167
Provision for impairment of real estate assets	—	—	—	4,582

Total expenses	34,516	35,580	36,887	45,489

Income before minority interest, discontinued operations and extraordinary item	10,408	10,767	10,014	3,671
Minority interest	(651)	(752)	(400)	1,512

Net income before discontinued operations and extraordinary item	9,757	10,015	9,614	5,183
Discontinued operations	934	2,594	(1,003)	(3,162)

Net income before extraordinary item	10,691	12,609	8,611	2,021
Net loss on early extinguishment of debt	—	(892)	—	(10,550)

Net income	10,691	11,717	8,611	(8,529)
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)

Net income available to Common Stockholders	$5,800	$6,826	$3,720	$(13,420)

Basic Per Share Data:
Net income before extraordinary item and discontinued operations	$0.18	$0.19	$0.17	$0.01
Extraordinary item	—	(0.03)	—	(0.38)
Discontinued operations	0.03	0.09	(0.04)	(0.11)

Net income available to Common Stockholders	$0.21	$0.25	$0.13	$(0.48)

Basic weighted average shares outstanding	27,006,349	27,639,344	27,710,517	27,730,026

Diluted Per Share Data:
Net income before extraordinary item and discontinued operations	$0.18	$0.19	$0.16	$(0.04)
Extraordinary item	—	(0.03)	—	(0.34)
Discontinued operations	0.03	0.08	(0.03)	(0.10)

Net income available to Common Stockholders	$0.21	$0.24	$0.13	$(0.48)

Diluted weighted average shares outstanding	30,540,254	31,250,154	31,174,544	30,950,550

      Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Quarter Ended

	March 31,	June 30,	Sept 30,	Dec 31,
	2001	2001	2001	2001

REVENUE
Rental revenue	$38,698	$41,861	$42,681	$42,206
Fees and reimbursements from affiliates	2,310	1,206	1,786	1,326
Interest and other income	1,939	1,309	628	1,516
Equity in earnings (losses) of unconsolidated operating joint ventures	52	(1)	38	157

Total revenue	42,999	44,375	45,133	45,205

EXPENSES
Property operating expenses	12,472	11,948	12,230	12,350
General and administrative	3,083	3,477	2,374	2,033
Depreciation and amortization	9,720	10,158	10,495	11,408
Interest expense	7,399	7,873	8,257	8,188

Total expenses	32,674	33,456	33,356	33,979

Income before gain or loss on sales of real estate assets, minority interest, discontinued operations and extraordinary item	10,325	10,919	11,777	11,226
Net gain (loss) on sales of real estate assets	58	(182)	3,007	(1,999)

Income before minority interest, discontinued operations and extraordinary item	10,383	10,737	14,784	9,227
Minority interest	(587)	(631)	(996)	(531)

Net income before discontinued operations and extraordinary item	9,796	10,106	13,788	8,696
Discontinued operations	1,003	661	573	984

Net income before extraordinary item	10,799	10,767	14,361	9,680
Net loss on early extinguishment of debt	(763)	(262)	(682)	(25)

Net income	10,036	10,505	13,679	9,655
Preferred dividends	(4,891)	(4,891)	(4,891)	(4,891)

Net income available to Common Stockholders	$5,145	$5,614	$8,788	$4,764

Basic Per Share Data:
Net income before extraordinary item and discontinued operations	$0.18	$0.20	$0.33	$0.14
Extraordinary item	(0.03)	(0.01)	(0.02)	—
Discontinued operations	0.04	0.02	0.02	0.04

Net income available to Common Stockholders	$0.19	$0.21	$0.33	$0.18

Basic weighted average shares outstanding	26,992,324	26,989,534	26,984,208	26,934,323

Diluted Per Share Data:
Net income before extraordinary item and discontinued operations	$0.19	$0.19	$0.32	$0.14
Extraordinary item	(0.03)	(0.01)	(0.02)	—
Discontinued operations	0.03	0.02	0.02	0.03

Net income available to Common Stockholders	$0.19	$0.20	$0.32	$0.17

Diluted weighted average shares outstanding	30,476,401	30,467,322	30,588,078	30,472,064

      Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.

400 SOUTH EL CAMINO REAL #1100
SAN MATEO, CA 94402-1708

VOTE BY INTERNET — www.proxyvote.com
 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
 Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Glenborough Realty Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
GLNRL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GLENBOROUGH REALTY TRUST INCORPORATED

1.	Election of Directors — Election of two Class II directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).	For All	Withhold All	For All Except
		☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Class II:	01) Robert Batinovich 02) Patrick Foley

Shares represented by this proxy will be voted as directed by the stockholder. If no such direction is indicated, the Proxies will have authority to vote FOR the election of all directors. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

BOARD OF DIRECTORS’ RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors’ recommendation, you need not mark any boxes, just sign and date below.

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Please be sure to sign and date this Proxy in the box below.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GLENBOROUGH REALTY TRUST INCORPORATED

400 South El Camino Real — San Mateo, California 94402-1708

www.glenborough.com – shareholderservices@glenborough.com

REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 7, 2003AT 10:00A.M. (PDT)

     Robert Batinovich, Andrew Batinovich and Stephen R. Saul (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Glenborough Realty Trust Incorporated (the Company), to be held on May 7, 2003 at 10:00 a.m. (Pacific Daylight Time), at Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, CA and at any adjournments or postponements thereof.

BOARD OF DIRECTORS’ RECOMMENDATION: The Board of Directors recommends a vote FOR the election of directors. If you wish to vote in accordance with the Board of Directors’ recommendation, you need not mark any boxes, just sign and date on the reverse side.